Exhibit 2.1

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT (INDICATED BY “[***]”) BECAUSE SUCH INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

DATED AUGUST 30, 2019

BY AND BETWEEN

BRIGADE ENERGY SERVICES LLC,

and

NINE ENERGY SERVICE, INC.

5.2	No Conflicts	21
5.3	Litigation	21
5.4	Broker’s or Finder’s Fees	21
5.5	Investment Intent	21
5.6	Sufficiency of Funds	22
5.7	Independent Evaluation	22
5.8	Business Investigation; Disclaimer Regarding Projections	22
5.9	No Other Representations and Warranties	23

ARTICLE VI COVENANTS		23
6.1	Books and Records	23
6.2	Tax Matters	24
6.3	Employees	25
6.4	Fees and Expenses	27
6.5	Retention of Records by Seller	27
6.6	Public Announcements	28
6.7	Release	28
6.8	Certain Buyer Restrictions	29
6.9	Use of Nine Energy Marks	30
6.10	Certain Restrictions	31
6.11	Occurrence-Based Insurance Arrangements	33
6.12	[***] AR	33

ARTICLE VII CLOSING		34
7.1	Time and Place of Closing	34
7.2	Deliveries at the Closing	34

ARTICLE VIII INDEMNIFICATION		36
8.1	Survival	36
8.2	Indemnities of Seller	36
8.3	Indemnities of Buyer	39
8.4	Claim Procedures	40
8.5	Calculation, Timing, Manner, Characterization and Source of Indemnification Payments	40
8.6	Mitigation of Damages	41
8.7	Recovery	41
8.8	Reliance	41
8.9	Control of Third Person Claims	41
8.10	Exclusive Remedy	42
8.11	Limitation on Damages	43
8.12	Bold or Capitalized Letters	44
8.13	Disclaimer	44

ARTICLE IX MISCELLANEOUS PROVISIONS		46
9.1	Assignment	46
9.2	Amendments and Waiver	46
9.3	Entire Agreement	46

9.4	Severability	46
9.5	Counterparts	47
9.6	Governing Law and Dispute Resolution	47
9.7	Notices and Addresses	48
9.8	Conflict Wavier; Attorney-Client Privilege	49
9.9	Rules of Construction; Joint Drafting	50
9.10	Offset	50
9.11	No Partnership; Third-Party Beneficiaries	50
9.12	Specific Performance	51
9.13	Disclosure Schedule	51
9.14	Non-Recourse	52

EXHIBITS

Exhibit A	Target Assignment Agreement

SCHEDULES

Schedule A	Defined Terms
Schedule 1.1(a)	Accounts Payable
Schedule 1.1(b)	Accounts Receivable
Schedule 1.1(c)	Aged Accounts Receivable
Schedule 1.1(d)	Example Net Working Capital Calculation
Schedule 1.1(e)	Capital Leases
Schedule 1.1(f)	Permitted Encumbrances
Schedule 1.1(g)	Seller Knowledge Parties
Schedule 1.1(h)	Target Material Adverse Effect
Schedule 3.3	Seller Conflicts
Schedule 3.4	Litigation Matters of Seller
Schedule 4.1(a)(i)	Organization
Schedule 4.1(a)(ii)	Good Standing
Schedule 4.1(c)	Outstanding Equity Interests and Directors and Officers
Schedule 4.1	Equity Interests
Schedule 4.2	Taxes
Schedule 4.3(a)	Compliance with Laws
Schedule 4.4	Material Contracts
Schedule 4.6	IT Assets
Schedule 4.7	Broker’s or Finder’s Fees
Schedule 4.8(a)	Seller Benefit Plans
Schedule 4.9	Employee Matters
Schedule 4.9(c)	Business Employees
Schedule 4.9(e)	Labor Disputes
Schedule 4.9(f)	WARN Act
Schedule 4.9(j)	Expatriate Contracts
Schedule 4.10(c)	Undisclosed Liabilities
Schedule 4.12(a)(i)	Prior Tangible Assets
Schedule 4.12(a)(ii)	Title to Assets

Schedule 4.12(b)	Sufficiency of Assets
Schedule 4.12(d)(i)	Title to Property
Schedule 4.12(d)(ii)	Affiliate Leases
Schedule 4.12(d)(iii)	Closing Expenses
Schedule 4.12(a)	Environmental Liabilities
Schedule 4.13(b)	Environmental Authorizations
Schedule 4.13(c)	Hazardous Materials on Real Property
Schedule 4.12	Litigation Matters of the Target
Schedule 4.14	Litigation
Schedule 4.15(a)(i)	Leased Real Property
Schedule 4.15(e)	Real Property Improvements; Exceptions
Schedule 4.15(f)	Real Property; Brokerage Fees
Schedule 4.16(a)	Insurance
Schedule 4.16(b)	Insurance Claims
Schedule 4.17(a)(i)	Top Customers and Suppliers
Schedule 4.17(a)(ii)	Customer / Supplier Relationships
Schedule 4.17(b)	Write Downs
Schedule 4.18	Affiliate Transactions
Schedule 7.2(a)(vi)	Consents
Schedule 5.2	Buyer Conflicts

v

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated August 30, 2019, is by and between Brigade Energy Services LLC, a Delaware limited liability company (the “Buyer”), and Nine Energy Service, Inc., a Delaware corporation (the “Seller”). Buyer and Seller are sometimes referred to collectively herein as the “Parties” and are each individually referred to herein as a “Party.”

RECITALS:

WHEREAS, Seller is the sole member of Beckman Holdings Production Services, LLC, a Delaware limited liability company (the “Target”), and holds 100% of the limited liability company interests of the Target (the “Interests”);

WHEREAS, the Target Group owns and operates an oilfield services business, which performs oilfield services utilizing workover rigs, including well completion, repair and maintenance, well enhancement (including lateral drilling and re-entry), well plugging and abandonment, and other services ancillary thereto, including related well plugging and abandonment cementing, swabbing, fluid hauling, storage and disposal, dust control, hot oiling, vacuum services, pumping, transportation and trucking services and surface rentals (the “Business”); and

WHEREAS, Buyer desires to purchase all of the Interests from Seller, and Seller desires to sell all of the Interests to Buyer upon the terms and conditions of this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1    Certain Defined Terms. Capitalized terms used in this Agreement that are not defined in the text of the body of this Agreement shall have the respective meanings ascribed to such terms as set forth on Schedule A attached to this Agreement, and Schedule A is incorporated into this Agreement by this reference with the same force and effect as is set forth in this Agreement in full.

ARTICLE II

THE TRANSACTION

2.1    Purchase and Sale of Interests. Subject to and upon the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, the Interests, free and clear of all Liens, except for Permitted Equity Encumbrances.

2.2    Payments at the Closing.

(a)    The aggregate consideration to be paid by Buyer for the Interests shall be $16,500,000 (the “Base Consideration”), which shall be payable in cash in accordance with this Section 2.2, subject to adjustment pursuant to Section 2.3. The “Purchase Price” shall be equal to the Base Consideration plus (i) the Closing Cash Amount, minus (ii) the Payoff Indebtedness, minus (iii) the amount of any unpaid Transaction Expenses, minus (iv) the amount of all Change of Control Payments, minus (v) the absolute value of the amount, if any, by which the Closing Net Working Capital is less than the Target Net Working Capital, plus (vi) the amount, if any, by which the Closing Net Working Capital exceeds the Target Net Working Capital; provided that, for the avoidance of doubt, even if inconsistent with GAAP, the balance sheet shall not take into account the Aged Accounts Receivable.

(b)    Subject to the other terms of this Agreement, at the Closing, Buyer shall pay or cause to be paid, without duplication, the following amounts in cash (such amounts, in the aggregate, the “Closing Consideration”): (i) to Seller (or its designee(s)), in cash by wire transfer of immediately available funds, to the account(s) designated by Seller in the Estimated Closing Statement, the Estimated Purchase Price, and (ii) on behalf of Seller or its Affiliates, including, if applicable, the members of the Target Group, as the case may be, in cash by wire transfer of immediately available funds to the applicable payees thereof, in accordance with and in the amounts set forth on the Estimated Closing Statement, (A) the unpaid Transaction Expenses and (B) the Change of Control Payments.

2.3    Adjustments.

(a)    Estimated Closing Statement. Not less than two (2) Business Days prior to the Closing Date, Seller shall have delivered an estimated, unaudited balance sheet of the Business of the Target Group, prepared in accordance with GAAP, as of the Closing, and a statement (the “Estimated Closing Statement”) setting forth in reasonable detail estimates of (i) the Closing Cash Amount, (ii) the Payoff Indebtedness, (iii) the amount by payee of unpaid Transaction Expenses, (iv) the Change of Control Payments and the amount by payee of all Change of Control Payments set forth in the definition thereof, (v) the Closing Net Working Capital and the amount, if any, by which the Closing Net Working Capital is more or less than the Target Net Working Capital, (vi) the resulting estimated amount of the Purchase Price calculated in accordance with Section 2.2(a) (the “Estimated Purchase Price”), and (vii) the account or accounts to which the payments on the Estimated Closing Statement should be made. Each item on the Estimated Closing Statement shall be estimated by Seller in good faith. If Buyer objects to any amounts set forth in the Estimated Closing Statement, Seller and Buyer shall work together in good faith to settle such objections prior to the Closing.

(b)    Preparation of Closing Statement. As soon as reasonably practicable after the Closing Date (and, in any event, within 60 days after the Closing Date), Buyer shall prepare and deliver to Seller, at the sole expense of Buyer, an unaudited balance sheet of the Business of the Target Group, prepared in accordance with GAAP, as of the Closing, and a closing statement (the “Post-Closing Statement”) setting forth in reasonable detail the proposed final calculation of (i) the Closing Cash Amount, (ii) the Payoff Indebtedness and (iii) the amount by payee of unpaid Transaction Expenses, (iv) the Change of Control Payments and the amount by payee of all Change of Control Payments set forth in the definition thereof, (v) the Closing Net Working Capital and the amount, if any, by which the Closing Net Working Capital is more or less than the Target Net Working Capital, (vi) the resulting amount of the Purchase Price calculated in accordance with Section 2.2(a) (as finally determined in accordance with this Section 2.3, the “Final Purchase Price”); provided, for the avoidance of doubt, that, even if inconsistent with GAAP, the balance sheet shall not take into account the Aged Accounts Receivable. From and after the delivery of the Post-Closing Statement, Buyer shall provide Seller and their respective Representatives with reasonable access during normal business hours to the books, records and accounting staff of Buyer and its respective Affiliates (including the Target Group) at such time solely for purposes of reviewing and responding to the Post-Closing Statement. Not later than the 30th day following receipt of the Post-Closing Statement under this Section 2.3(b), Seller may deliver to Buyer a written notice (an “Adjustment Notice”) containing any changes Seller proposes to the Post-Closing Statement. Such Adjustment Notice will describe the nature and amount of any such disagreement in reasonable detail and shall be accompanied by reasonable supporting documentation. If Seller does not deliver to Buyer an Adjustment Notice within such 30-day period, then Seller will be deemed to have irrevocably accepted and agreed to all items in the Post-Closing Statement. If Seller does timely deliver to Buyer an Adjustment Notice, then Seller will be deemed to have accepted and agreed to all items in the Post-Closing Statement that are not disputed in such Adjustment Notice.

(c)    Final Purchase Price. If an Adjustment Notice is timely delivered to Buyer in accordance with Section 2.3(b) and the Final Purchase Price is mutually agreed upon in writing by Seller and Buyer during the 30-day period referenced in Section 2.3(b), then the Final Purchase Price as so agreed will be considered conclusive and binding on Seller and Buyer.

(d)    Disputes. If an Adjustment Notice is timely delivered to Buyer in accordance with Section 2.3(b) and the Final Purchase Price is not mutually agreed upon in writing by the Parties during the 30-day period referenced in Section 2.3(b), then each item in dispute may be referred by Seller or Buyer to Grant Thornton LLP (or such other accounting firm selected in accordance with this Section 2.3(d), the “Accounting Firm”) who will be jointly engaged by Seller and Buyer to resolve any such disagreements with respect to the components of the Final Purchase Price (the “Unresolved Objections”). If such accounting firm does not agree to serve as the Accounting Firm within ten days after written request from Seller and Buyer to serve, then Seller and Buyer will mutually select and engage an alternative nationally recognized independent accounting firm to serve as the Accounting Firm for resolution of the Unresolved Objections. If Seller and Buyer are unable to agree within ten days thereafter upon such firm or such firm declines to serve as the Accounting Firm, then Buyer and Seller shall request that the American Arbitration Association (Houston, Texas office) select a nationally recognized independent accounting firm to serve as the Accounting Firm for resolution of the Unresolved Objections. In connection with the engagement of the Accounting Firm, Seller and Buyer will execute such engagement, indemnity and other agreements as the Accounting Firm may reasonably require as a condition to such engagement. As promptly as practicable, but in any event within 30 days after the selection of the Accounting Firm and execution of such engagement, indemnity or other agreements and based solely on (i) a written submission provided by Buyer, on the one hand, and Seller, on the other hand, to the Accounting Firm within ten days following the Accounting Firm’s selection (and without independent investigation on the part of the Accounting Firm) and (ii) the terms and provisions of this

Agreement, and not on any events or circumstances occurring or arising from and after the Closing, the Accounting Firm will determine whether the Post-Closing Statement requires adjustment. Once appointed, the Accounting Firm shall have no ex parte communications with any of the Parties concerning its expert determination or the underlying dispute and shall only have communications with Seller and/or Buyer as provided in this Section 2.3(d). All communications between Seller and/or Buyer, on the one hand, and the Accounting Firm, on the other hand, shall be conducted in writing, with copies sent simultaneously to Seller and Buyer, as applicable, or at a meeting involving both Seller and Buyer where each of Seller and Buyer have been provided at least five Business Days’ advance notice. The Accounting Firm shall be authorized to determine the Unresolved Objections by only selecting the components of the Final Purchase Price as proposed by Seller (on the one hand) or by Buyer (on the other hand), whichever is more accurate in the view of the Accounting Firm. In resolving the Unresolved Objections, the Accounting Firm will function as a final arbitrator. Each of Seller and Buyer will bear their own respective legal fees and other costs of presenting its case to the Accounting Firm. The fees and expenses of the Accounting Firm and of any enforcement of the determination of the Accounting Firm shall be borne by Seller and Buyer in inverse proportion as they may prevail on the matters resolved by the Accounting Firm. The proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The determination of the Accounting Firm with respect to such dispute, including any allocation of fees, will be final, conclusive and binding on the Parties. The date on which the Final Purchase Price is finally determined in accordance with Section 2.3 is referred to as the “Determination Date.”

(e)    Adjustments.

(i)    If the Final Purchase Price is less than the Estimated Purchase Price (the amount of such shortfall, if any, being hereinafter referred to as the “Aggregate Consideration Deficit”), then Seller shall promptly (but no later than five Business Days after the Determination Date) tender payment to Buyer, in cash by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer, of the Aggregate Consideration Deficit.

(ii)    If the Final Purchase Price is greater than the Estimated Purchase Price (the amount of such excess being hereinafter referred to as the “Aggregate Consideration Surplus”), then Buyer shall promptly (but no later than five Business Days after the Determination Date) tender payment to Seller, in cash by wire transfer of immediately available funds to an account or accounts designated in writing by Seller, of the Aggregate Consideration Surplus.

(f)    Aged Accounts Receivable. Notwithstanding anything to the contrary in this Article II, the Aged Accounts Receivable shall not be included in any estimate of the Closing Net Working Capital made pursuant to Section 2.3(a) or any proposed final calculation of the Closing Net Working Capital made pursuant to Section 2.3(b); provided, that if the Target, Buyer or any of their respective Affiliates receives payment on account of all or a portion of any such Aged Accounts Receivable within 60 days after the Closing Date (whether by full or partial payment, offset, credit or other sale or liquidation for consideration), then Buyer shall promptly inform Seller of such payment and such amount received or deemed received shall be automatically deemed not to be an Aged Accounts Receivable for purposes of a proposed final calculation of the Closing Net Working Capital and shall be included in the Closing Net Working Capital. After Closing, Buyer, Target and their respective Affiliates shall not knowingly or intentionally defer or delay the payment or collection of Aged Accounts Receivable past 60 days after the Closing Date to avoid the provisions of this Section 2.3(f).

2.4    Tax Treatment.

(a)    The Parties acknowledge and agree to treat and report the purchase and sale of the Interests pursuant to this Agreement for U.S. federal (and any applicable state or local) income Tax purposes as a sale by Seller and as an acquisition by Buyer of the Assets (the “Intended Tax Treatment”).

(b)    Within 30 days following the determination of the Final Purchase Price pursuant to Section 2.3(b) - 2.3(d), Buyer shall provide to Seller an allocation of the Purchase Price, as adjusted under this Agreement, plus any liabilities or other items treated as amounts realized for U.S. federal income Tax purposes, among the Assets in accordance with Section 1060 of the Code (the “Allocation Schedule”). Seller shall provide Buyer with any comments to the Allocation Schedule within fifteen (15) days after the date of receipt by Seller of the Allocation Schedule. If Seller does not deliver any written notice of objection to the Allocation Schedule within such 15-day period, the Allocation Schedule shall be final, conclusive and binding on all parties. If a written notice of objection is timely delivered to Buyer, Seller and Buyer will negotiate in good faith for a period of fifteen (15) days to resolve such dispute (the “Allocation Dispute Resolution Period”). If, during the Allocation Dispute Resolution Period, Seller and Buyer resolve their differences in writing as to any disputed amount, such resolution shall be deemed final and binding with respect to such amount for the purpose of determining that component of the Allocation Schedule. In the event that Seller and Buyer do not resolve all of the items disputed in the Allocation Schedule prior to the end of the Allocation Dispute Resolution Period, all such unresolved disputed items shall be submitted by Buyer or Seller to the Accounting Firm for resolution in accordance with the procedures of Section 2.3(d), mutatis mutandis. Seller, Buyer and their respective Affiliates shall report the transactions contemplated hereby on all Tax Returns (including IRS Form 8594) in a manner consistent with the Allocation Schedule and the Intended Tax Treatment. After the Closing, if there is an adjustment to the Purchase Price and if such difference requires an adjustment to the Allocation Schedule, then Buyer shall prepare such adjustment to the Allocation Schedule, which adjustment shall be submitted to Seller, and Buyer and Seller shall use their good faith efforts to agree in writing on the final adjustment within fifteen (15) days after the date Buyer submits such adjustment to Seller; provided that if the Parties cannot agree in writing on such adjustment within fifteen (15) days after the date Buyer submits such adjustment to Seller, such adjustment shall be determined by the Accounting Firm applying, mutatis mutandis, the procedures set forth in Section 2.3(d). Seller and Buyer agree to: (i) be bound by the Allocation Schedule agreed upon under this Section 2.4; (ii) prepare and file, and cause their respective Affiliates to prepare and file, all Tax Returns (including IRS Form 8594) in a manner consistent with the Allocation Schedule and the Intended Tax Treatment; and (iii) take no position, and cause its respective Affiliates to take no position, inconsistent with the Allocation Schedule or the Intended Tax Treatment in any Tax Return or any audit or examination by, or any Proceeding before, any Taxing Authority unless required to do so by a “determination” as defined in Section 1313 of the Code; provided, however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of the Allocation Schedule, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing Authority challenging such Allocation Schedule.

ARTICLE III

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLER

As of the Closing Date (except with respect to those representations and warranties that are expressly made as of a specific date, which are made only as of such specific date), Seller represents and warrants to Buyer as follows, in each case as qualified by the matters set forth in the Disclosure Schedules and Section 8.2(h):

3.1    Organization, Good Standing, and Authority of Seller.

(a)    Seller is a corporation duly formed, validly existing, and in good standing under the Laws of Delaware and has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

(b)    Seller has the full right, power, and authority to enter into and perform its respective obligations under this Agreement and the Transaction Documents to which it is or will be a party and to sell the Interests to Buyer. The execution, delivery, and performance of this Agreement and the Transaction Documents to which Seller is, or will be, a party have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the Transaction Documents to which Seller is, or will be, a party has been (or will be, when required to be executed and delivered in accordance with this Agreement) duly executed and delivered by Seller, and (assuming due authorization, execution and delivery hereof by the other parties hereto and thereto) this Agreement and such Transaction Documents constitute (or will constitute, when so executed and delivered in accordance with this Agreement) legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law) (such Laws and principles being referred to herein as “Creditors’ Rights”).

3.2    Title to the Interests. Seller has record and beneficial title to the Interests, free and clear of any and all Liens, except for Permitted Equity Encumbrances. The Interests owned by Seller constitute all of the outstanding Equity Interests of the Target. As of the Closing Date, Buyer will acquire record and beneficial title to all of the Interests, free and clear of any Liens, except for Permitted Equity Encumbrances. None of Seller or its Affiliates (including Target) is a party to (a) any Equity Interest Equivalent or other Contract (other than this Agreement) that could require Seller or its Affiliates to sell, transfer, or otherwise dispose of any Equity Interest of any member of the Target Group or give any other Person, a right to exercise any warrant, purchase right, subscription right, conversion right, exchange right, contingent right to receive or other right of any kind to have any Equity Interest issued by a member of the Target Group or (b) any voting trust, proxy, or other agreement or understanding with respect to the voting of any

Equity Interest of the Target Group, in each case, other than this Agreement or the Organizational Documents of the members of the Target Group. There is no Contract between a member of the Target Group and any holder of their securities, or, to the Knowledge of Seller, any other Person, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag along” rights) or registration of the securities of a member of the Target Group under the Securities Act or the securities Laws of any other jurisdiction other than Permitted Equity Encumbrances.

3.3    No Conflicts. Neither the execution and delivery of this Agreement and the Transaction Documents by Seller, nor the consummation of the transactions contemplated hereby and thereby by Seller, nor the performance by Seller of its respective obligations hereunder or thereunder, assuming all required filings, consents, approvals, authorizations and notices set forth in Schedule 3.3 required to be made, given or obtained by it have been so made, given or obtained, will:

(a)    violate or conflict with any terms, conditions or provisions of the Organizational Documents of Seller or any member of the Target Group;

(b)    violate, conflict with or breach any term or provision of any Law applicable to Seller or a member of the Target Group or require, on the part of Seller, any member of the Target Group or any of their Affiliates, any notice to or filing with, or any Authorization of, any Governmental Authority;

(c)    conflict with, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, require any notice or consent under, or constitute (with or without notice or lapse of time or both) a default under or result in any breach or violation of, any Contract to which Seller or a member of the Target Group or any of its Assets or Business is or are bound or subject;

(d)    result in the imposition of any Lien upon Seller or its assets or upon any Assets or any member of the Target Group; or

(e)    violate any Order applicable to Seller or any member of the Target Group or any of their respective assets and properties;

except, with respect to Section 3.3(b) - (e), as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Seller’s ability to perform its respective obligations to consummate the transactions contemplated by this Agreement and the Transaction Documents or reasonably be expected to result in material Liability to the Target Group.

3.4    Litigation. Other than with respect to the matters set forth on Schedule 3.4, there is no Proceeding pending or, to the Knowledge of Seller, threatened against Seller or any of its respective Affiliates that questions or challenges the validity of this Agreement or that, individually or in the aggregate, would reasonably be expected to prevent, delay, make illegal or otherwise materially interfere with the ability of Seller to consummate the transactions contemplated by this Agreement or the Transaction Documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE TARGET

As of the Closing Date (except with respect to those representations and warranties that are expressly made as of a specific date, which are made only as of such specific date), Seller represents and warrants to Buyer as follows, in each case as qualified by the matters set forth in the Disclosure Schedules and Section 8.2(h):

4.1    Organization, Good Standing, and Authority; Capitalization of the Target.

(a)    Each member of the Target Group is a limited liability company, duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation, each of which is set forth on Schedule 4.1(a)(i), and has all requisite limited liability company power and authority to carry on its business as it is now being conducted and to own, operate and lease the assets it now owns, operates, or holds under lease or purports to own, operate or hold under lease. Each member of the Target Group is duly qualified to transact business and is in good standing in the each of the jurisdictions in which it has assets or conducts activities that would require it to be so qualified or in good standing, each of which is set forth on Schedule 4.1(a)(ii), except where failure to be so qualified or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect.

(b)    The Interests constitute all of the outstanding Equity Interests in the Target. All of the Equity Interests of the Target Group have been duly authorized and validly issued (in accordance with the Organizational Documents of the members of the Target Group) and are fully paid (to the extent required under the Organizational Documents of the members of the Target Group), nonassessable (except as such non-assessability may be affected by applicable Law) and not subject to preemptive rights, except those waived or fully complied with at or prior to the Closing, all of which are set forth on Schedule 4.1(b).

(c)    All equity interests of each Subsidiary of Target are held of record or owned beneficially by either Target or any Subsidiary of Target, are held or owned free and clear of any Liens (other than Permitted Equity Encumbrances). Schedule 4.1(c) sets forth: (i) the name of each member of the Target Group; (ii) the number and type of outstanding equity securities of each member of the Target Group; and (iii) the names of the officers and directors of each member of the Target Group. The Target Group and Seller’s ownership of the Equity Interests thereof, in each case, as of the Closing Date, are detailed on Schedule 4.1(c). The Target does not own, directly or indirectly, any Equity Interests of any Person, except as set forth on Schedule 4.1(c).

(d)    True, correct and complete copies of the Organizational Documents of each member of the Target Group, each as in effect on the Closing Date have been made available to Buyer. None of the members of the Target Group are in default under or in violation of any provision of their Organizational Documents.

(e)    No member of the Target Group owns or controls directly or indirectly or has any direct or indirect equity participation or similar equity interest in, or any obligation to providing debt or equity funding (by way of loan, capital contribution or otherwise) to, any Person that is not a member of the Target Group.

4.2    Taxes. Except as set forth on Schedule 4.2: (a) all material Tax Returns required to be filed by the Target Group have been timely filed (taking into account any valid extensions for filing) and all such Tax Returns are true, correct and complete in all material respects; (b) all material Taxes due by the Target Group have been timely paid in full, except for amounts that are being contested in good faith; (c) all material Taxes that the Target Group is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Taxing Authority, and each member of the Target Group has complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party; (d) there is not in force any extension of time with respect to the due date for the filing of any Tax Return of the Target Group (other than customary extensions obtained in the ordinary course of business) or any outstanding waiver or agreement for any extension of time for the assessment or payment of any Tax of the Target Group (other than in connection customary extensions with respect to the due date for the filing of any Tax Return obtained in the ordinary course of business); (e) no Tax audits or administrative or judicial proceedings are being conducted, pending or, to the Knowledge of Seller, threatened with respect to the Target Group; (f) each of the member of the Target Group is treated as a “disregarded entity” for U.S. federal (and applicable state and local) income Tax purposes; (g) no member of the Target Group (i) has any actual or potential liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local foreign Law) or as a transferee or successor for any Taxes of any Person other than the Target Group or any member of the Affiliated Group of which the Seller is the common parent, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement (other than any commercial agreement entered into in the ordinary course of business for which the principal subject matter is not Tax); (h) none of the members of the Target Group has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of a member of the Target Group been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement; (i) none of the members of the Target Group is subject to tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or other place of business in that country; and (j) no member of the Target Group has engaged in a “listed transaction” as set forth in Treasury Regulation Section 301.6111-2(b)(2) or any analogous provision of state or local Law.

4.3    Compliance with Laws; Authorizations.

(a)    As of the Closing Date, other than with respect to the matters set forth on Schedule 4.3(a): (i) each member of the Target Group is, and the Business of the Target Group and the Assets are, and all activities of Seller related to the Business of the Target Group have been since March 1, 2017 and are currently being conducted, in compliance in all material respects with all applicable Laws; and (ii) neither Seller nor its Affiliates, including any member of the Target Group, have received any written notice from any Governmental Authority since March 1, 2017 with respect to the Business of the Target Group that it is not in compliance in any material respect with any applicable Law.

(b)    (i) The Target Group holds all Authorizations necessary for the conduct of the Business of the Target Group and operations of Seller or its Affiliates with respect to the Business of the Target Group as they are presently conducted, or necessary to own, lease and operate the assets and properties of the Business of the Target Group (including the Real Property and the Assets), in each case, except as would not reasonably be expected to result in material liability to the Target Group, and (ii) none of Seller or its Affiliates is in material default, nor has it received any notice of any claim of any material default in writing, with respect to such Authorizations.

4.4    Material Contracts. Schedule 4.4 contains a complete list, as of the Closing Date, of all the Material Contracts. True, correct and substantially complete copies of all such Material Contracts (including all amendments, waivers and other modifications) have been provided to Buyer, and none of the Material Contracts are oral Material Contracts. Except as set forth on Schedule 4.4, each Material Contract is legal, valid, binding and enforceable in accordance with its terms with respect to Seller or its Affiliates, and, to Seller’s Knowledge, each other party to such Material Contract, subject in the case of enforceability, to applicable laws relating to bankruptcy, reorganization, insolvency and Creditors’ Rights. Other than as set forth on Schedule 4.4, none of Seller or its Affiliates is participating in any current, active, substantive discussions or negotiations regarding any material modification of, or any material amendment to, any Material Contract or entry, other than in the ordinary course of business, into any Contract that, if executed by Seller or its Affiliates, would constitute a Material Contract hereunder. Except as set forth on Schedule 4.4, since January 1, 2019, none of Seller or its Affiliates has terminated any Contract, which, but for such termination, would have been a Material Contract hereunder. The Disclosure Schedule identifies with an asterisk each Material Contract that requires the consent of, or notice to, the other party thereto to avoid any breach, default or violation of such Material Contract in connection with the execution of this Agreement and the Transaction Documents or the consummation of the transactions contemplated hereby and thereby. Other than with respect to the matters set forth on Schedule 4.4: (a) all such Material Contracts are in full force and effect on the Closing Date, and none of Seller or its Affiliates, including any member of the Target Group, party thereto is in material breach under any Material Contract nor has Seller or any of its Affiliates received, as of the Closing Date, any written or, to Seller’s Knowledge, oral, notice (i) of breach or any event that with notice or lapse of time, or both, would constitute a material breach under a Material Contract by Seller or its Affiliates if left unresolved, or (ii) of any claim for Liability or indemnification under, as provided in or with respect to any Material Contract; and (b) to the Knowledge of Seller, no Person other than Seller or its Affiliates that is party to a Material Contract is in material breach under any Material Contract.

4.5    Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business of the Target Group: (a) the Target Group has ownership of, or valid rights to use, all Intellectual Property necessary to operate, or that is material to the Business of the Target Group or otherwise required to conduct the Business of the Target Group as now being conducted; (b) the conduct of the Business of the Target Group as now being conducted does not infringe the Intellectual Property rights of any Person, and neither Seller nor any of its Affiliates, including any member of the Target Group, has received any written, or, to the Knowledge of Seller, oral, notice from any Person of any such alleged infringement by the Business of the Target Group; (c) to the Knowledge of Seller, no Person is infringing any rights of the Business of the Target Group with respect to Intellectual Property owned or licensed (other than off-the-shelf software) by any member of the Target Group in any material respect; (d) there are no Intellectual Property royalty or Intellectual Property indemnity agreements between Seller or any of its Affiliates, including any member of the Target Group, on the one hand, and any Third Person, on the other hand, the primary purpose of which relates to any Intellectual Property owned by any member of the Target Group and (e) none of Seller or its Affiliates, including any member of the Target Group, is party or subject to any settlement agreement involving Intellectual Property owned or licensed by any member of the Target Group or any outstanding Order, judgement, decree, stipulation or agreement restricting the use of Intellectual Property owned by any member of the Target Group, or restricting the conduct of the Business of the Target Group based on Intellectual Property owned by any member of the Target Group. Each item of Intellectual Property owned by or licensed to the Target Group will be owned or licensed for use on identical terms following the consummation of the transactions contemplated hereby as such items were owned or licensed for use prior to such consummation.

4.6    IT Assets. Seller and its Affiliates have taken reasonable steps in accordance with generally accepted industry standards to secure any and all software used in connection with or that is material to the Business of the Target Group from unauthorized access and use and to ensure its uninterrupted and substantially error-free operation, and except as set forth on Schedule 4.6 or as provided for in the TSA, such assets are (i) held by a member of the Target Group, and (ii) adequate in all material respects for the operation of the Business of the Target Group as currently conducted.

4.7    Broker’s or Finder’s Fees. Other than with respect to the matters set forth on Schedule 4.7, no investment banker, broker, finder, agent or other Person is entitled to any brokerage or finder’s fee or similar commission in respect of the transactions contemplated by this Agreement or any Transaction Document based in any way on agreements, arrangements, or understandings made by or on behalf of Seller or its Affiliates, including a member of the Target Group, for which a member of the Target Group or Buyer could become liable or obligated.

4.8    Employee Benefits.

(a)    Schedule 4.8(a) lists all material Seller Benefit Plans. None of the Seller Benefit Plans is a Target Group Benefit Plan. No member of the Target Group contributes to, or is required to contribute to, a Multiemployer Plan and no member of the Target Group has incurred any “withdrawal liability” (within the meaning of Section 4201 of ERISA) to a Multiemployer Plan that has not been satisfied in full nor has (and is not reasonably expected to have) any other Liability with respect to any Multiemployer Plan, including on behalf of an ERISA Affiliate. No member of the Target Group sponsors, maintains, contributes to, is required to contribute to, or has (and is reasonably expected to have) any Liability with respect to any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(b)    No Proceeding is pending or, to the Knowledge of Seller, threatened (i) with respect to any Seller Benefit Plan, other than claims for benefits in the ordinary course or that would not reasonably be expected to result in a material Liability to any member of the Target Group, (ii) alleging any breach of any fiduciary duties with respect thereto that could reasonably be expected to result in a material Liability to any member of the Target Group or (iii) with respect to any violation of any applicable Law with respect to any Seller Benefit Plan that could reasonably be expected to result in a material Liability to any member of the Target Group.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to result in material Liability to the Business of the Target Group, (i) each Seller Benefit Plan has been maintained, funded and administered, in all material respects, in compliance with its terms and with applicable Law, including ERISA and the Code, and (ii) each Seller Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a current favorable determination letter from the Internal Revenue Service or may rely upon a current opinion or advisory letter from the Internal Revenue Service.

(d)    Except as would not, individually or in the aggregate, reasonably be expected to result in material Liability to the Business of the Target Group, with respect to any Seller Benefit Plan, all contributions, premiums and other payments due from each member of the Target Group required by Law or the terms of any Seller Benefit Plan have been made or properly accrued.

4.9    Employee Matters. Other than with respect to the matters set forth on Schedule 4.9:

(a)    As of the Closing Date, (i) neither Seller nor its Affiliates (including the Target Group) is a party to any collective bargaining agreement or other labor agreement covering any Business Employees (as defined below), and no such agreement is currently being negotiated by any member of the Target Group or by Seller or any of its Affiliates, and (ii) no union election is pending or, to the Knowledge of Seller, threatened with respect to the Business Employees and there have been none since March 1, 2017. Seller has not experienced since March 1, 2017 any actual or threatened strikes, work stoppages, picketing, walkouts, or lockouts nor, to the Knowledge of Seller, are any threatened. To the Knowledge of Seller, there has been no organizational effort made, nor has any labor organization or group of employees made a demand for recognition or certification, and there are no representation or certification proceedings or petitions pending or, to the Knowledge of Seller, threatened, since March 1, 2017.

(b)    Seller and its Affiliates, including each member of the Target Group, are, and since March 1, 2017 has at all times been, with respect to the Business Employees, in compliance in all material respects with all employment agreements and applicable Laws relating to employment and employment practices (including without limitation anti-discrimination, anti-harassment, equal employment opportunity, and affirmative action laws), terms and conditions of employment, employee privacy, drug testing, occupational health and safety, hiring practices, wages and hours (including without limitation classification of employees as exempt or nonexempt for overtime purposes, classification of workers as employees or independent contractors, and pay equity practices), and laws in respect of any reduction in force (including without limitation notice, information and consultation requirements, whether under the WARN Act or any other similar applicable Laws of any jurisdiction, relating to any plant closing or mass layoff, or otherwise). Seller and its Affiliates, including each member of the Target Group, have acted in accordance with and complied with Seller’s Substance Free Workplace policy and the terms and conditions of that policy with respect to the Business Employees in each case in all material respects.

(c)    Schedule 4.9(c) sets forth for each employee of Seller and/or its Affiliates who is or will be devoting the majority of their business time and efforts to the Business of the Target Group as of the Closing (collectively, the “Business Employees”) such Business Employee’s name, job title, Seller’s classification as of Closing of the Business Employee as exempt or non-exempt, and each such Business Employee’s base salary or hourly rate (as applicable), date of hire, primary business location, and an identification of which Business Employees are currently receiving long-term or short-term disability benefits or are absent from active employment on any type of leave and, to the Knowledge of Seller, their anticipated dates of return to active employment. No Business Employee is entitled to any nondiscretionary commission, bonus or other incentive entitlement. Except as set forth on Schedule 4.9(c)(ii), each Business Employee: (i) is employed solely by a member of the Target Group and is not jointly employed by any other person or entity; (ii) is not provided to a member of the Target Group through any temporary employment or labor contracting service; (iii) is not subject to any work sharing, loan or referral agreements; and (iv) is employed at-will and is not a party to an employment agreement or contract; provided that, for the avoidance of doubt, each of Bruce Morgan and Edward Sarin shall not be considered Business Employees for the purposes of this Agreement.

(d)    Except as would not result in material Liability for the Business or the Target Group, all persons who have performed services relating to the Business of the Target Group or the Assets while classified as consultants, contractors or independent contractors since March 1, 2017 have satisfied the requirements of Laws to be classified as independent contractors.

(e)    Except as set forth on Schedule 4.9(e), there is no and has not been since March 1, 2017, (i) any unfair labor practice charge against Seller or any of its Affiliates relating to the Business of the Target Group before the National Labor Relations Board or any similar state or local agency relating to an alleged violation or breach of any Laws or, (ii) any audits, requests for information, investigations, complaints, charges, Claims or other Proceedings with respect to any regular or leased employee, consultant or independent contractor of Seller or any of its Affiliates relating to the Business of the Target Group pending with or before or threatened in writing by the Equal Employment Opportunity Commission, the Department of Labor, the IRS, the National Labor Relations Board or any other Governmental Authority; or (iii) to Seller’s Knowledge, any material internal claim, charge, complaint, grievance, investigation or material obligation of any kind made, conducted or threatened against Seller or any of its Affiliates concerning labor-related or employment-related matters, employees or individual independent contractors of Seller and its Affiliates or violation of any Laws regarding employment, discrimination, retaliation, occupational health and safety or other employment practices or breach of any contractual obligations, in each case, relating to the Business of the Target Group.

(f)    All employment losses (as such term is defined under the WARN Act or any other similar applicable Laws of any jurisdiction) of employees of Seller that occurred within 90 days prior to the Closing Date at any site of employment where a Business Employee is located or which is considered to be a Business Employee’s site of employment under the WARN Act or any other similar applicable Laws of any jurisdiction are specified on Schedule 4.9(f).

(g)    To Seller’s Knowledge, no Business Employee with the title of manager or with an annualized compensation of $120,000 or above, intends to terminate his or her employment prior to the one (1) year anniversary of the Closing.

(h)    Neither Seller nor any of its Affiliates has received any written notice of any actual or potential violation of any U.S. or non-U.S. immigration Laws related to the Business of the Target Group, and to Seller’s Knowledge, Seller and its Affiliates have properly completed, maintained and updated all applicable immigration forms required by Law (including I-9 Employment Eligibility Verification forms, where applicable), and there are no, and have not been any, citations, investigations, administrative proceedings or formal complaints or violations of immigration Laws imposed, pending or, to Seller’s Knowledge, threatened before the U.S. Department of Homeland Security (including the U.S. Citizenship and Immigration Services, U.S. Immigration and Customs Enforcement, or U.S. Customs and Border Protection), U.S. Department of Labor or before any other Governmental Authority against or involving Seller or its Affiliates related to the Business of the Target Group, in each case since March 1, 2017. To Seller’s Knowledge, each Business Employee (as defined in Section 4.9(c)) is authorized in accordance with applicable Laws to be employed in the U.S. and/or any other country in which such Business Employee is employed with respect to the Business of the Target Group or the Assets.

(i)    Seller has made available to Buyer a true, correct and complete list of all Business Employees working in the United States who are not citizens or permanent residents of the United States, that indicates visa, work authorization, green card status, and the date their work authorization is scheduled to expire. To the Knowledge of Seller, all other Business Employees employed in the United States are citizens or permanent residents. Schedule 4.9(j) sets forth a true, correct and complete list and description of all expatriate Contracts that Seller or any of its Affiliates has in effect with any Business Employee and all employment Contracts and independent contractor arrangements covering any individuals providing services outside the country in which they are nationals. Each Business Employee working in a country other than one of which such employee is a national has a valid work permit, certificate of sponsorship, visa, or other right under applicable Laws that permits him or her to be employed lawfully by Seller or its applicable Affiliate in the country in which he or she is so employed.

(j)    A copy of all of Seller’s current employee handbooks, employment manuals and material employment policies pertaining to the Business of the Target Group have been delivered to Buyer in Folder 2.4 of the Data Room.

4.10    Financial Statements; Absence of Undisclosed Liabilities.

(a)    Buyer has been furnished the unaudited balance sheet and related unaudited income statement of the Business of the Target Group (collectively, the “Financial Statements”) for the fiscal quarter ended [***] (the “Balance Sheet Date”); and

(b)    The balance sheet included in the Financial Statements (including any related notes and schedules) fairly presents in all material respects the financial position of the Target, as of the date thereof, and the income statement included in the Financial Statements (including any related notes and schedules) fairly presents in all material respects the results of operations of the Target for the periods set forth therein, in each case, in accordance with GAAP.

(c)    Other than as disclosed on Schedule 4.10(c), there are no Liabilities of the Target Group that are not reflected or reserved against in the Financial Statements, other than Liabilities (i) that are liabilities incurred in the ordinary course of business and consistent with past practices of the Target since the Balance Sheet Date, (ii) that, individually or in the aggregate, would not reasonably be expected to be material to the Target Group taken as a whole, or (iii) arising after the Closing Date or as otherwise expressly contemplated by this Agreement.

(d)    The Accounts Receivable have arisen from bona fide transactions entered into by the members of the Target Group from the sale of goods or the rendering of services in the ordinary course of business consistent with past practice. The Accounts Receivable are not subject to any pending (as alleged in writing or otherwise to Seller’s Knowledge) or, to Seller’s Knowledge, threatened, counterclaim, right of offset, returns, allowances or credits, except for reserves for returns, allowances, chargebacks and bad debts that are commercially reasonable and have been determined in accordance with GAAP, consistently applied.

(e)    The Accounts Payable arose from bona fide transactions in the ordinary course of business, and all such Accounts Payable have either been paid or are not yet due and payable in the ordinary course of business. No third party has initiated in writing or, to Seller’s Knowledge, initiated orally or threatened to initiate, a Claim regarding any Accounts Payables.

4.11    Absence of Changes. Except as scheduled in this Agreement, since [***], (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have, a Target Material Adverse Effect and (b) Seller and its Affiliates, including the Target Group, have conducted their businesses in the ordinary course of business in all material respects.

4.12    Title to Assets; Sufficiency of Assets.

(a)    Schedule 4.12(a)(i) sets forth a list of all of the tangible assets and properties used or held for use in the Business in the two prior years with an individual value in excess of $[***] (at the time of sale, damage, destruction or retirement) that, to the Seller’s Knowledge, were during such two-year period, but no longer are, used or held for use in the Business on the date hereof, other than such tangible assets or properties that (A) have been sold to third parties in the ordinary course of business in a documented, arms’ length transaction with a third party for what was reasonably believed to be approximately fair market value or more or

(B) have been damaged, destroyed or otherwise retired as a result of ordinary wear and tear or use, in each case, in the ordinary course of operations following a good faith, reasonable determination that such tangible assets or properties are not useable in the ordinary course of business as a result of such ordinary wear and tear or use. Except as set forth in Schedule 4.12(a)(ii), in all material respects, each member of the Target Group has (i) good and marketable title to, (ii) a valid leasehold interest in or (iii) a valid license to use all of its properties and tangible assets, free and clear of all Liens, except for Permitted Encumbrances.

(b)    Except as set forth in Schedule 4.12(b), to Seller’s Knowledge, all of the material buildings, fixtures, leasehold improvements, material equipment and other material tangible assets or categories of material assets of the Target Group that are necessary for the conduct of the Businesses of the Target Group as now conducted and presently proposed to be conducted are in good working order and condition, are capable of being used for their intended purposes, ordinary wear and tear excepted, and are usable in the ordinary course of business.

(c)    The assets and properties of Target Group constitute all of the assets and properties that are necessary and sufficient for the operation of the Business of the Target Group as currently conducted in all material respects.

(d)    Except as set forth in Schedule 4.12(d)(i), all of the material assets and properties located on the Real Property are owned or validly leased or licensed by a member of the Target Group. Except as set forth in Schedule 4.12(d)(ii), no asset or property used in, or held for use in, the Business of the Target Group is leased from or owned, directly or indirectly, by Seller or any of its Affiliates. Except as set forth in Schedule 4.12(d)(iii), no prepaid expenses, credits, advance payments, security deposits, charges, sums or fees related to the Business of the Target Group will be required for any reason in connection with the Closing that will not be held or otherwise owned at the Closing by a member of the Target Group.

4.13    Environmental Matters.

(a)    Other than with respect to the matters set forth on Schedule 4.13(a): (i) the Assets, the Business and each member of the Target Group with respect thereto is, and since March 1, 2017 has been, in compliance in all material respects with all Environmental Laws, including all Authorizations required under Environmental Laws and all terms and conditions thereof; (ii) there are no Proceedings pending or, to Seller’s Knowledge, threatened against any member of the Target Group relating to Hazardous Materials or alleging material noncompliance with or material Liability under any Environmental Law; (iii) no member of the Target Group has received any written or, to Seller’s Knowledge, oral notice of any violation of any Environmental Law; (iv) no member of the Target Group has Released any Hazardous Materials in the course of the operation of the Assets or the conduct of the Business of the Target Group or otherwise on the Real Property in a manner that violates, or could reasonably be expected to violate, any applicable Environmental Law or that makes or could reasonably be expected to make any member of the Target Group responsible under any Environmental Law for the cleanup, removal or remediation of such Hazardous Materials or their impacts to the environment, human health and safety or natural resources; and (v) with respect to the Assets or Business of the Target Group, there are no facts, circumstances, or conditions existing, initiated or occurring prior to the Closing Date, that have or could reasonably be expected to result in any material Liability under Environmental Law or with respect to Hazardous Materials.

(b)    Each member of the Target Group has timely applied for, obtained and maintains all Authorizations that are required under Environmental Laws with respect to the operation of the Assets and the conduct of the Business of the Target Group and is in compliance in all material respects with those Authorizations and all terms and conditions thereof. A true and complete list of all such Authorizations, all of which are valid and in full force and effect, is set forth in Schedule 4.13(b).

(c)    Except as set forth in Schedule 4.13(c), none of the following are present at any of the Real Property: (i) underground improvements, including but not limited to treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials; (ii) any dump or landfill or other unit for the treatment or disposal of Hazardous Materials; (iii) filled in land or wetlands; (iv) polychlorinated biphenyls; (v) toxic mold; (vi) lead-based paint; (vii) asbestos-containing materials; or (viii) per- or polyfluoroalkyl substances (also known as “PFAS”) or 1,4-dioxane.

(d)    Seller has made available to Buyer copies of all environmental assessments, reports, audits and other material documents in its possession or under its control that relate to compliance with or liability under Environmental Laws with respect to the Assets or the Business of the Target Group or the environmental condition of the Assets and that have been prepared on or after [***].

4.14    Litigation. Other than with respect to the matters set forth on Schedule 4.14, there are no, and since [***] there have been no, Proceedings settled, pending or, to the Knowledge of Seller, threatened, against, affecting or brought by or against Seller, its Affiliates, including any member of the Target Group, or Seller’s and its Affiliates’, including any member of the Target Group, or any of their respective present or former officers, directors, managers, employees, principals or independent contractors (in each case, in any jurisdiction, foreign or domestic, related to their services on behalf of any member of the Target Group) relating to the Business of the Target Group, including, for each Proceeding, the date the matter was referred to an insurance carrier (if referred), the actual or estimated amount of exposure, the amount reserves or accruals taken with respect to such matter, or the amount of the claim and estimated expenses in connection with such matters. No Proceeding set forth on Schedule 4.14 questions the validity of this Agreement, the Transaction Documents or the transactions contemplated hereby or any action taken or to be taken by a member of the Target Group in connection with, or which seeks to enjoin, prevent, delay or otherwise impede, this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

4.15    Real Property.

(a)    Schedule 4.15(a)(i) contains a true and complete list of all fee owned (the “Owned Real Property”) or leased real property (the “Leased Real Property”, and together with the Owned Real Property, the “Real Property”) of Seller or its Affiliates, including the Target Group, together with a true, complete and correct list of all Contracts therefor, including all of the written or oral leases, subleases or other occupancy agreements and any amendments, guaranties or addendums thereto as well as all amendments, modifications, supplements, waivers, renewals and extensions thereof and any guaranties, surety agreements, letters of credit or other agreements related thereto (collectively, the “Real Property Contracts”), true and complete copies of which have been delivered to Buyer. Except as set forth on Schedule 4.15(a)(i), all of the Real Property is owned or leased by a member of the Target Group and no member of the Target Group has owned any real property other than the Owned Real Property. None of the Real Property Contracts have been modified in any material respect, except to the extent that the copies delivered to Buyer disclose such modifications. To Seller’s Knowledge, no Real Property Contract is subject to any prime, ground or master lease, mortgage, deed of trust or other Lien or interest which would permit the interest holder to interfere with or disturb the rights of the member of the Target Group under the Real Property Contract while such member of the Target Group is not in default under the Real Property Contract. No security deposit or portion thereof deposited with respect to any Real Property Contract has been applied in respect of a breach or default which has not been redeposited in full or waived.

(b)    The Real Property constitutes all of the real property utilized by the Target Group. The Owned Real Property is owned in fee by the applicable member of the Target Group, free of any Liens other than the Permitted Encumbrances. The Real Property Contracts constitute the valid, binding and enforceable obligations of the parties thereto, subject to the terms thereof. No member of the Target Group is in material breach of any of the Real Property Contracts, and to the knowledge of the Seller, no counterparty to the Real Property Contracts is in material breach thereof. Other than the Target Group, no Person is in possession of or has any rights to occupy any of the Real Property.

(c)    To Seller’s Knowledge, there does not exist any pending or threatened condemnation or eminent domain Proceeding that affects the Real Property, and none of Seller or any of its Affiliates (including the Target Group) has received any notice from any Governmental Authority or other Person of an intent or threat to take or use any of the Real Property.

(d)    Except as set forth in Schedule 4.15(e), to Seller’s Knowledge, all improvements made by Seller or its Affiliates (including the Target Group) on the Real Property have received all Authorizations required in connection with the construction, ownership or operation (as presently constructed, operated and maintained) thereof, and all such improvements have been constructed, operated and maintained, and are (as presently constructed, operated and maintained), in material compliance with all applicable Laws.

(e)    The Real Property has access, in all material respects, sufficient for the conduct of the Business of the Target Group as now conducted, to public streets and roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the Business of the Target Group at that location.

(f)    Except as set forth in Schedule 4.15(f), Seller owes no brokerage commissions or finder’s fees with respect to any Real Property.

(g)    No Real Property Contract is between a member of the Target Group, as a party on the one hand, and any other Affiliate of Seller, as a party on the other hand.

4.16    Insurance. Seller or its Affiliates maintains insurance coverage with respect to the Assets and Business of the Target Group of such a nature, in such amounts, with such terms, and covering such risks as a prudent person owing such assets and properties and engaged in such business would maintain with respect to similar assets, properties and business. Schedule 4.16(a) sets forth a list, including the name of the insurer, the risks insured and related limits, of the insurance policies, binder and insurance Contracts maintained by or on behalf of Seller or its Affiliates with respect to the Business of the Target Group (other than any such policies binders or Contracts relating to a Seller Benefit Plan) and all premiums due in respect thereof have been paid and none of Seller or its Affiliates is in default thereunder. All such policies, binders and insurance Contracts are in full force and effect. Other than with respect to the matters set forth on Schedule 4.16(b), (i) there is no, and since March 1, 2017 there has not been any, material claim outstanding under any such insurance policy and (ii) none of Seller or its Affiliates has since March 1, 2017 received any written or, to Seller’s Knowledge, oral, notice from any insurer or reinsurer of any reservation of rights with respect to pending or paid claims relating to the Business of the Target Group. No written or, to Seller’s Knowledge, oral, notice of cancellation or nonrenewal with respect to, or disallowance of any Claim under, any policy listed on Schedule 4.16(a) has been received by Seller or its Affiliates with respect to the Business of the Target Group or the Assets. None of Seller or its Affiliates has been refused insurance with respect to the Business of the Target Group or the Assets, nor has coverage with respect to the Business of the Target Group or the Assets been previously cancelled or materially limited by an insurer to which Seller or its Affiliates has applied for such insurance or with which Seller or its Affiliates has held insurance. With respect to the items required to be disclosed on Schedule 4.16(b), Schedule 4.16(b) also sets forth, by year, for the current policy year and each of the preceding two (2) years, a statement describing each claim under a policy of insurance for an amount in excess of $100,000, including (x) the name of the claimant, (y) a description of the policy by insurer, type of insurance and period and (z) the amount and a brief description of the claim.

4.17    Customers and Suppliers; Accounts Receivable and Accounts Payable.

(a)    Schedule 4.17(a)(i) sets forth a list of at least the [***] customers (based on net revenues) and [***] suppliers (based on amounts paid) of the Business of the Target Group (together and not individually), in each case, for each of the years ended [***] and the approximate, estimated percentage and dollar amount of revenues or expenses, as the case may be, attributable to such customer or supplier in such period. Except as disclosed on Schedule 4.17(a)(ii), since [***], no customer or supplier listed on Schedule 4.17(a)(i) has, or, to Seller’s Knowledge, has threatened to, terminate or materially and adversely modify its relationship with the Business of the Target Group or materially reduce the amount paid to Seller or its Affiliates in respect of the Business of the Target Group for any products or services of the Business of the Target Group.

(b)    Schedule 4.17(b) lists all write downs or write offs since [***] in excess of $[***] of Accounts Receivable with any customer listed on Schedule 4.17(a)(i).

4.18    Transactions with Affiliates. Except as set forth on Schedule 4.18, and other than for compensation received as employees of Seller or its Affiliates, to Seller’s Knowledge, no director, officer or employee of Seller or its Affiliates; no Person with whom any director, officer or employee of Seller or its Affiliates has any direct or indirect relation by blood, marriage or adoption; no Person in which any director, officer or employee of a Seller or its Affiliates owns any beneficial interest (other than a publicly held entity whose stock is traded on a national securities exchange or in the over-the-counter market and less than two (2) percent (2%) of the stock of which is beneficially owned by such director, officers or employees of Seller or its Affiliates in the aggregate), in each case, has any interest in any Contract with, or relating to, the Business of the Target Group or the Assets, including the Real Property.

4.19    Solvency. Seller and each member of the Target Group is not now insolvent and will not be rendered insolvent by the transactions contemplated by this Agreement and the Transaction Documents. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of Seller or such member of the Target Group, as applicable, exceeds the present fair saleable value of Seller’s or such member of the Target Group’s assets. Immediately after giving effect to the transactions contemplated by this Agreement and the Transaction Documents, and taking into account the indemnification obligations of Seller and indemnification remedies of the Buyer Indemnified Parties in each case provided for in Article VIII, each of Seller and such member of the Target Group: (a) will be able to pay its Liabilities as they become due in the usual course of its businesses, (b) will have assets (calculated at fair market value) that exceed its Liabilities and (c) taking into account all pending and, to Seller’s Knowledge, threatened, Proceedings, will be able to satisfy any final judgments in Proceedings for money damages against Seller or such member of the Target Group, as applicable, as well as all of their other Liabilities, promptly in accordance with the terms of such judgments (taking into account the reasonably likely amount of such judgments in any such Proceedings and the earliest reasonable time at which such judgments might be rendered). The cash available to Seller and each member of the Target Group, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such Liabilities and judgments promptly in accordance with their terms.

ARTICLE V

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO BUYER

As of the Closing Date (except with respect to those representations and warranties that are expressly made as of a specific date, which are made only as of such specific date), Buyer represents and warrants to Seller as follows:

5.1    Organization, Good Standing, and Authority of Buyer.

(a)    Buyer is a limited liability company, and is duly organized or formed, as applicable, validly existing, and in good standing under the Laws of its jurisdiction of organization or formation, with all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

(b)    Buyer has the full right, power and authority to enter into and perform its respective obligations under this Agreement and the Transaction Documents to which it is or will be a party and to purchase the Interests from Seller at the Closing. The execution, delivery and performance of this Agreement and the Transaction Documents to which Buyer is, or will be, a party have been duly authorized by all requisite limited liability company action on the part of

Buyer. This Agreement and the Transaction Documents to which Buyer is, or will be, a party has been (or will be, when required to be executed and delivered in accordance with this Agreement) duly executed and delivered by Buyer, and (assuming due authorization, execution, and delivery hereof by the other parties hereto and thereto) such Transaction Documents constitute (or will constitute, when so executed and delivered in accordance with this Agreement), legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject, as to enforceability, to Creditors’ Rights.

5.2    No Conflicts. The execution and delivery of this Agreement and the Transaction Documents by Buyer and the consummation of the transactions contemplated hereby and thereby by Buyer, assuming all required filings, consents, approvals, authorizations and notices set forth in Schedule 5.2 required to be made, given or obtained by it have been so made, given or obtained, do not and will not:

(a)    violate or conflict with any terms, conditions or provisions of the Organizational Documents of Buyer;

(b)    violate, conflict with or breach any term or provision of any Law applicable to Buyer; or

(c)    require any consent under, constitute (with or without notice or lapse of time or both) a default under, or result in any breach or violation of, any material Contract to which Buyer or any of its assets, properties or business are bound;

except, with respect to clause (a)-(c), as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to perform its respective obligations hereunder or to consummate the transactions contemplated by this Agreement and the Transaction Documents.

5.3    Litigation. There is no Proceeding pending or, to the Knowledge of Buyer, threatened against or affecting either of Buyer or any of its respective Affiliates that questions or challenges the validity of this Agreement or that, individually or in the aggregate, would reasonably be expected to prevent, delay, make illegal or otherwise interfere with the ability of Buyer to consummate the transactions contemplated by this Agreement or the Transaction Documents.

5.4    Broker’s or Finder’s Fees. No investment banker, broker, finder or other Person is entitled to any brokerage or finder’s fee or similar commission in respect of the transactions contemplated by this Agreement or any Transaction Document based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any of its respective Affiliates.

5.5    Investment Intent.

(a)    Buyer is acquiring the applicable Interests for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same, and Buyer does not have any present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition of any Interests.

(b)    Buyer is an “accredited investor” within the meaning of Rule 501(a) under Regulation D of the Securities Act and has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Interests and the Target, and Buyer is capable of bearing the economic risks of such investment and is able to bear the complete loss of its investment in the Interests and the Target.

5.6    Sufficiency of Funds. Buyer has, and at all times until the satisfaction of all of its obligations under this Agreement will have, sufficient cash, available lines of credit or other sources of immediately available funds on hand to enable Buyer to perform all of its obligations under this Agreement. No part of the funds paid by Buyer pursuant to this Agreement has been, or is, directly or indirectly derived from, or related to, any activity that is reasonably expected to contravene any applicable Anti-Money Laundering Legislation.

5.7    Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership, development, investment in, and operation of businesses substantially similar to the Business, including the operation of assets substantially similar to the Assets, and Buyer is capable of evaluating the merits and risks of acquiring the Interests and bearing the economic risks of such investment. Buyer has conducted its own independent investigation of the Target, the Interests and the Assets, which investigation was done by Buyer and its own respective advisors.

5.8    Business Investigation; Disclaimer Regarding Projections.

(a)    Buyer has conducted such investigation of the business of the Target as it has deemed necessary in order to make an informed decision concerning the transactions contemplated by this Agreement in light of the representations and warranties of Seller in Article III and Article IV, respectively, in this Agreement. Buyer has reviewed all of the documents, records, reports and other materials made available to Buyer by Seller and/or its Representatives and is familiar with the contents thereof. Buyer acknowledges that it has had an opportunity to ask questions of the officers and management of Seller and the Target and has been given access to and has had the opportunity to visit and examine the Assets and the properties of the Target and is familiar with the condition thereof. For the purpose of conducting these investigations, Buyer has employed the services of its own Representatives and has reviewed such information, and obtained such advice, as Buyer has deemed necessary or advisable to evaluate the Interests, the Target and the transactions contemplated by this Agreement and the Transaction Documents. In all matters affecting the condition of the Assets, the properties of the Target and the contents of the documents, records, reports or other materials in connection with the transactions contemplated hereby, Buyer is relying upon the advice and opinion offered by its own Representatives in addition to the representations and warranties set forth in Article III and Article IV hereof. None of Seller, the Target, or any of their respective Representatives shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, including any information, documents or material provided or made available to Buyer and its Representatives in the data room hosted by Seller via egnyte.com (the “Data Room”), management presentations or in any other form in expectation of the transactions contemplated hereby, except to the extent Buyer is entitled to indemnification as specified in this Agreement or in the case of fraud arising out of the statements made in the representations and warranties set forth in Article III and Article IV hereof.

(b)    In connection with Buyer’s investigation of the Business and the Interests, Buyer has received from Seller, the Target and their respective Representatives certain forward looking information related to the Target, the Business and the prospects of the Target. Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such forward looking information and, accordingly, is not relying on it, (ii) Buyer is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all information so furnished to it, and (iii) Buyer shall not have any claim against any Person with respect to any of the foregoing. Accordingly, notwithstanding any other provision of this Agreement to the contrary, Buyer acknowledges that none of Seller, the Target, or any of their respective Representatives has made any representation or warranty with respect to such information except to the extent expressly included in the representations and warranties of Seller in Article III and Article IV.

5.9    No Other Representations and Warranties. In making the decision to enter into this Agreement and consummate the transactions contemplated by this Agreement, Buyer has relied solely upon the representations and warranties of Seller and the Target set forth in Article III and Article IV, respectively. Except for the representations and warranties contained in Article III and Article IV, none of Seller, the Target or any of their respective Representatives, nor any other Person has made or is making, and Buyer has not relied upon, any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to the Target, Seller, their respective Affiliates, the Interests, the Assets, this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby. None of Seller, the Target, or any of their respective Representatives, nor any other Person has made or is making any representations or warranties to Buyer or any other Person regarding the probable success or profitability of the Target or the Interests (whether before or after the Closing).

ARTICLE VI

COVENANTS

6.1    Books and Records.

(a)    Seller agrees that from and after the Closing, Buyer will be entitled to the originals of all Books and Records. Seller shall, within a reasonable period of time, deliver to Buyer such originals of all Books and Records and will use reasonable efforts to cooperate with Buyer in the preparation and/or audit of historical financial statements for the Business for such periods as may be reasonably requested by Buyer. Buyer shall cooperate in all reasonable respects with Seller and will make available to Seller, during normal business hours, the Books and Records which relate to the period preceding the Closing Date and which are necessary or useful in connection with the preparation of Tax Returns, any third-party Tax inquiry, audit or similar investigation or any dispute or litigation relating to Taxes.

6.2    Tax Matters.

(a)    Tax Returns; Refunds.

(i)    Buyer shall cause to be prepared and timely filed when due (taking into account all extensions properly obtained) all Tax Returns required to be filed by the Target or its Subsidiaries for (A) all Tax periods ending on or before the Closing Date that are due on or after the Closing Date and (B) all Straddle Periods.

(ii)    All Tax Returns governed by this Section 6.2(a) shall be prepared on a basis consistent with past practice of the Target Group except to the extent otherwise required by Law. Not later than 15 days prior to the due date for filing any such Tax Return, Buyer shall deliver a draft of such Tax Return to Seller for its review and reasonable comment. Buyer shall cause such Tax Return (as revised to incorporate Seller’s reasonable comments made in writing to Buyer at least five (5) days before the due date for such Tax Return) to be timely filed. Seller shall pay Buyer all Taxes with respect to a Tax Return for a Pre-Closing Tax Period, except to the extent such taxes were specifically accounted for in Closing Net Working Capital.

(iii)    Without the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed, unless required by applicable Law, none of Buyer, the Target Group, or any Affiliate thereof shall, with respect to the Target Group for any Pre-Closing Tax Period: (A) make or amend any Tax election under the Code or any other Tax law; (B) file any amended Tax Return, (C) initiate any voluntary disclosure agreement or program, or similar disclosure process, or (D) agree to any adjustment of any item with a Taxing Authority that relates to a Tax Return of the Target for a Pre-Closing Tax Period if, in any such case, such action could have the effect of increasing Seller’s or any of its respective direct or indirect owners’ liability for any Taxes or increasing Seller’s indemnification obligations set forth in Article VIII.

(iv)    If Target or any of its Subsidiaries receive a Tax refund or applies a credit against Taxes, which refund or credit arises from or is attributable to a Pre-Closing Tax Period, the amount of such refund or credit, net of reasonable expenses to obtain such refund or credit, shall be paid to Seller, except to the extent such refund or credit was specifically accounted for in Closing Net Working Capital.

(b)    Cooperation. In connection with the preparation of Tax Returns, audit examinations and any administrative or judicial Proceedings relating to any Tax with respect to the Target, its Subsidiaries or any of their assets, the Parties shall cooperate fully with each other, including the furnishing or making available during normal business hours of records, information, personnel (as reasonably required), books of account, powers of attorney or other materials reasonably relevant or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes. Buyer agrees to: (i) retain all books and records with respect to Tax matters pertinent to the Target or any of its Subsidiaries relating to any Pre-Closing Tax Period until thirty (30) days after the expiration of the applicable statute of limitations and any extension thereof for the respective taxable periods, and to abide by all record retention agreements entered into with any

Taxing Authority; and (ii) give Seller reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Seller so requests, Buyer shall allow Seller to take possession of, or (if elected by Seller) copy, such books and records.

(c)    Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, all Transfer Taxes shall be borne 50% by Buyer and 50% by Seller. Buyer and Seller shall use their commercially reasonable efforts to mitigate, reduce or eliminate any such Transfer Tax that could be imposed.

(d)    Treatment of Indemnity and Other Payments. All indemnity and other payments made under this Agreement shall be treated for U.S. federal income Tax purposes as adjustments to the Purchase Price, except as otherwise required by Law.

(e)    Proration. In the case of any Straddle Period, the amount of any Taxes of the Target and its Subsidiaries not based upon or measured by income, activities or events, the amount of any Taxes for the portion of the Tax period ending immediately prior to the Closing Date will be deemed to be the amount of such Taxes for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending immediately prior to the Closing Date and the denominator of which is the number of days in such Straddle Period. The amount of any other Taxes for a Straddle Period that relate to the portion of the Tax period ending immediately prior to the Closing Date will be determined based on an interim closing of the books as of the end of the day immediately preceding the Closing Date.

(f)    Termination of Tax Sharing Agreements. All Tax sharing agreements or similar arrangements between (i) Seller or any of its Affiliates (other than the Target Group) and (ii) the Target Group shall be terminated prior to the Closing Date.

6.3    Employees.

(a)    As of the Closing Date, Buyer shall, or shall cause the Target Group to, continue to employ each Business Employee on the Closing Date (a “Continuing Employee”).

(b)    Effective as of the Closing, other than as specifically set forth in the TSA, each Continuing Employee shall cease to participate in each Seller Benefit Plan as an active employee and, other than as specifically set forth in the TSA, each member of the Target Group shall terminate its participation in each Seller Benefit Plan that is not a Target Group Benefit Plan and Seller has taken or will take all necessary action to cause the members of the Target Group and their employees to terminate their active participation in such Seller Benefit Plans effective no later than the Closing. Effective as of the earlier of the expiration or termination by Buyer of the TSA service schedule providing for continued coverage under the Seller Benefit Plans, Buyer shall, or shall cause one of its respective Affiliates, to have in effect health and welfare benefits, and other ancillary and fringe benefits providing benefits to the Continuing Employees and their eligible dependents (each, a “Buyer Benefit Plan”) without any waiting period. Buyer shall also have in effect on the Closing Date a 401(k) plan. From and after the earlier of the expiration or termination by Buyer of the TSA service schedule providing for continued coverage under the Seller Benefit Plans, Buyer shall, and shall cause its respective Affiliates (including the Target Group) to, cause each of their applicable employee benefit plans to give each Continuing Employee full credit for purposes of eligibility to participate in Buyer’s 401(k) plan and vacation or paid time off entitlements for all service with the Target Group or its Affiliates prior to Closing to the same extent such service was credited for purposes of the corresponding Seller Benefit Plan; provided, however, that such service need not be credited to the extent it would result in a duplication of benefits or compensation; and, provided, further, that for purposes of eligibility for Buyer’s 401(k) plan, no eligibility service credit shall be given for periods of service prior to the date of inception of Buyer’s 401(k) plan and eligibility service shall be credited only to the same extent as credited to similarly situated employees of Buyer. In addition, from and after the Closing Date (or if later, the expiration of the TSA service schedule providing for continued coverage under the Seller Benefit Plans), (i) Buyer shall and shall cause its respective Affiliates (including the Target Group) to use commercially reasonable efforts to cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the Buyer Benefit Plans. For purposes of clarity, none of the Buyer or its Affiliates shall be required pursuant to this Agreement or the Transaction Documents to offer, provide, maintain or make available any bonus plan or arrangement or equity incentive plan or arrangement, including any such plans or arrangements of the Seller or its Affiliates offered, provided, maintained or made available to any Business Employee prior to the Closing.

(c)    Seller and Parent agree to cooperate in order to facilitate Seller’s, the members’ of the Target Group and Buyer’s obligations under the Patient Protection and Affordable Care Act. Seller and its Affiliates (other than the Target Group) shall otherwise have no obligation under Section 6055 and 6056 of the Code with respect to any obligation of the Target Group, or any offers of coverage made to the Continuing Employees, for any period of time as of or following the earlier of the expiration or termination by Buyer of the TSA service schedule providing for COBRA coverage. Except as specifically set forth in the TSA, Buyer shall be solely responsible for complying with the requirements of Section 4980B of the Code with respect to any “M&A qualified beneficiary,” as that term is defined in Treasury Regulation Section 54.4980B-9, that experiences a qualifying event following the Closing.

(d)    Without limiting the generality of Section 6.3(c), effective as of the Closing Date, Buyer shall, or shall cause its Affiliates to, have in effect a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Buyer 401(k) Plan”) providing benefits to the Continuing Employees as soon as administratively practicable following the Closing Date. Buyer agrees to cause the Buyer 401(k) Plan to allow each Continuing Employee to make a “direct rollover” to the Buyer 401(k) Plan of the account balances of such Continuing Employee (including promissory notes for any outstanding loans) under Seller Benefit Plan that is a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code.

(e)    No provision of this Agreement shall be construed as a guarantee of continued employment of any Continuing Employee and this Agreement shall not be construed so as to prohibit Buyer or any of its respective Affiliates (including the Target Group after the Closing) from having the right to terminate the employment of any Continuing Employee.

(f)    To the extent that any obligations under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any other similar applicable Laws of any jurisdiction, the regulations and rules thereunder, or under any similar provision of any federal, state, foreign or local Law (collectively, a “WARN Obligation”) arise in connection with the consummation of the transactions contemplated by this Agreement or any loss of employment by any employee of Seller or any of its Affiliates, including the loss of employment by any employee who is not a Business Employee, Seller shall be solely responsible for such WARN Obligation prior to and through the Closing, and Seller shall be solely responsible for any Liabilities incurred by Buyer and/or Seller arising at any time from or related to such WARN Obligation, and Seller shall pay any and all costs associated with such WARN Obligation (including any and all costs associated with WARN compliance or any pay in lieu of WARN notice); provided, however, that Seller shall not be responsible for any such Liabilities or costs that arise solely due to the loss of employment of any Business Employee following the Closing, including any Liabilities or costs arising solely due to the loss of employment of any Business Employee following the Closing which, if aggregated with any conduct which is disclosed on Schedule 4.9(f) on the part of Seller prior to the Closing Date, would trigger any WARN Obligation. Buyer shall be solely responsible for any Liabilities or costs related to any WARN Obligation arising from any loss of employment of any Business Employee following the Closing, including any Liabilities or costs arising solely due to the loss of employment of any Business Employee following the Closing which, if aggregated with any conduct which is disclosed on Schedule 4.9(f) on the part of Seller prior to the Closing Date, would trigger any WARN Obligation.

(g)    The provisions of this Section 6.3 are for the sole benefit of the Parties and nothing herein, express or implied, is intended or shall be construed to confer upon or give to any Person (including any Continuing Employee), other than the Parties and their respective successors and permitted assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Section 6.3. Nothing contained in this Section 6.3, express or implied shall be construed to establish, amend or modify any benefit or compensation plan, program, policy, agreement or arrangement (including any Seller Benefit Plan).

(h)    Buyer shall have no obligation to utilize, maintain or assume responsibility for any employee-related systems of Seller or its Affiliates, and Seller or its Affiliates shall be solely responsible for any recordkeeping obligations arising on or prior to the Closing with respect to Business Employees.

6.4    Fees and Expenses. Except as expressly provided otherwise in this Agreement, all fees and expenses incurred in connection with the transactions contemplated by this Agreement including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated by this Agreement, shall be the obligation of the respective Party incurring such fees and expenses.

6.5    Retention of Records by Seller.

(a)    Seller, its members and its respective Affiliates (not including the Target Group) shall have the right to retain (i) photocopies of all books and records, including all Tax Returns and other information and documents relating to Taxes, of the Target and its Subsidiaries, in each case, relating to periods (or portions thereof) ending on or prior to the

Closing as required by any Governmental Authority, including any applicable Law, (ii) financial information and all other accounting books and records prepared or used in connection with the preparation of financial statements of Seller, its members or its respective Affiliates, and (iii) any books and records to the extent reasonably necessary to prepare Seller’s, its members’ and its respective Affiliates’ financial statements and Tax Returns (collectively, the “Records”). Additionally, after the Closing, Buyer will grant to Seller (or its respective Representatives) reasonable access following reasonable advance notice at all reasonable times to the Records, and will afford Seller and its Representatives the right to make copies thereof at Seller’s sole expense to the extent reasonably necessary to prepare Seller’s, its members’ or its respective Affiliates’ financial statements or Tax Returns, or in connection with any third-party inquiry, audit or investigation or dispute or litigation relating to Seller but excluding any such matter for which indemnification is available to a Buyer Indemnified Party hereunder; provided that such access shall not unreasonably interfere with the business or operations of Buyer or its respective employees. Buyer shall maintain the Records in accordance with Buyer’s document retention policies, and at least until the fifth anniversary of the Closing or as otherwise required pursuant to this Agreement.

(b)    Seller shall be permitted to remove and retain any and all books and records (including any electronic records) of Seller from any of the Target’s facilities that do not relate to the operation of the Business of the Target Group, including bid materials (and books and records and any financial analysis relating to bids) prepared in connection with the transactions contemplated by this Agreement or transactions that were pursued in the alternative hereto, and from and after the Closing, Buyer shall reasonably cooperate with Seller and provide Seller reasonable access to the Target’s facilities with respect thereto.

6.6    Public Announcements. The Parties shall use commercially reasonable efforts to consult with each other prior to issuing any public announcement, statement or other disclosure with respect to the transactions contemplated by this Agreement or the Transaction Documents. None of Buyer or its respective Affiliates shall issue any such public announcement, statement or other disclosure without having first having obtained the prior written consent of Seller, unless it is required to do so by applicable Law or by the rules of any stock or securities exchange applicable to Seller. Notwithstanding the foregoing, the Parties agree that the Affiliates and Representatives of each Party may disclose such terms and the existence of this Agreement and the transactions contemplated hereby to their prospective limited partners or investors in connection with such Party’s or its Affiliate’s customary confidential fundraising and nonpublic reporting activities.

6.7    Release.

(a)    Except as set forth in this Section 6.7(a), effective as of the Closing, Seller, on its own behalf and on behalf of its Affiliates, unconditionally and irrevocably waives, acquits, remises, discharges and fully and forever releases each member of the Target Group and each of their respective Affiliates, Representatives (other than, in all instances, Seller), successors and assigns (collectively, the “Target Released Parties”) from any and all Claims and Liabilities, including those arising under any Law or Contract, that arise out of, relate to or result from the Target Group, the Assets or the Business, in each case arising prior to or at the Closing (the “Target Released Claims and Liabilities”). Except as set forth in this Section 6.7(a), Seller, on its own behalf and on behalf of its Affiliates (excluding the members of the Target Group), further covenants and agrees that neither it nor they bring or threaten to bring or otherwise join in any Claim against any of Target Released Parties relating to, arising out of or in connection with any Target Released Claims and Liabilities, and Seller, on its own behalf and on behalf of its Affiliates, represents that none of Seller or its Affiliates has assigned any such Claims to any Person. Notwithstanding the foregoing, the Target Released Claims and Liabilities waived, acquitted, remised, discharged and released pursuant to this Section 6.7(a) shall not include any rights of Seller or its Affiliates under this Agreement or any Transaction Document, including with respect to fraud with regard to this Agreement and any rights that any Seller Indemnified Party has to be indemnified by Buyer for any Losses pursuant to Article VIII. Each of the Target Released Parties is an express third party beneficiary of this Section 6.7(a). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE FOREGOING RELEASE WILL APPLY WHETHER OR NOT RELEASED CLAIMS AND LIABILITIES ARISE OUT OF (I) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE) OR (II) STRICT LIABILITY.

(b)    Except as set forth in this Section 6.7(b), effective as of the Closing, Buyer and its Affiliates (including the Target Group) unconditionally and irrevocably acquit, remise, discharge and forever release Seller, the Seller Related Parties and their respective Representatives (collectively, the “Seller Released Parties”) from any and all Claims and Liabilities, including those arising under any Law or Contract, that arise out of, relate to or result from the Target Group, the Assets or the Business, in each case arising prior to or at the Closing (the “Released Claims and Liabilities”). Except as set forth in this Section 6.7(b), Buyer further covenants and agrees not to bring or threaten to bring or otherwise join in any Claim against any of the Seller Released Parties relating to, arising out of or in connection with any Released Claims and Liabilities, and Buyer represents that none of Buyer or its respective Subsidiaries has assigned any such Claims to any Person. Notwithstanding the foregoing, the Released Claims and Liabilities acquitted, remised, discharged and released pursuant to this Section 6.7(b) shall not include any rights of Buyer or its Affiliates under this Agreement, including with respect to fraud with regard to this Agreement and any rights that any Buyer Indemnified Party has to be indemnified by Seller for any Losses pursuant to Article VIII. Each of the Seller Released Parties is an express third party beneficiary of this Section 6.7(b). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE FOREGOING RELEASE WILL APPLY WHETHER OR NOT RELEASED CLAIMS AND LIABILITIES ARISE OUT OF (I) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE) OR (II) STRICT LIABILITY.

6.8    Certain Buyer Restrictions.

(a)    For the period beginning on the Closing Date and ending on the date that the [***] anniversary of the Closing Date, Buyer shall not, and shall cause its Affiliates (including, from and after the Closing, the Target Group) not to, directly or indirectly, solicit, induce or attempt to solicit or induce for hire or engagement, hire or engage or attempt to hire or engage any employee of former employee Seller or any of its respective Controlled Affiliates after the Closing Date, unless such employee is identified to Buyer or its Controlled Affiliates pursuant to a general solicitation which is not directed specifically to Seller, its Controlled Affiliates or any such employee; provided, that nothing in this Section 6.8 shall prevent Buyer or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Seller or its Affiliates or (ii) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(b)    Buyer’s and its immediate parent’s and Buyer’s Controlled Affiliates’ vice presidents and appointed officers and elected directors and elected or appointed managers shall not, at any time, divulge, disclose or communicate to others in any manner whatsoever, information or statements which disparage or are intended to disparage Seller, any of Seller’s Subsidiaries, or any of their respective controlled Affiliates and their respective business reputations, and, for purposes of Article VIII, Buyer shall be deemed to have breached the covenants in this Section 6.8(b) in the event Buyer’s or Buyer’s immediate parent’s and Buyer’s Controlled Affiliates’ vice presidents and appointed officers and elected directors and elected or appointed managers fail to comply with the obligations set forth in this Section 6.8(b).

(c)    Buyer, on its own behalf and on behalf of its immediate parent and Buyer’s Controlled Affiliates, recognizes and affirms that in the event of breach of any of the provisions of this Section 6.8, money damages would be inadequate and that Seller would have no adequate remedy at law. Accordingly, Buyer agrees, on its own behalf and on behalf of its immediate parent and Buyer’s Controlled Affiliates, that Seller shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Buyer or its applicable Affiliate’s obligations under this Section 6.8 not only by a Claim for Losses, but also by a Claim for specific performance, injunctive or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Section 6.8. In the event of a breach or violation by Buyer or its applicable Affiliates of any of the provisions of this Section 6.8, the running of period during which the covenants in this Section 6.8 exist shall be tolled during the continuance of any breach or violation.

(d)    Buyer agrees, on its own behalf and on behalf of its immediate parent and Buyer’s Controlled Affiliates, that the covenants set forth in this Section 6.8 impose a reasonable restraint on it in light of the activities and business of Seller and its Controlled Affiliates and their current business plans.

6.9    Use of Nine Energy Marks. Buyer, on behalf of itself and its Affiliates, including, from and after the Closing, the Target Group, acknowledges and agrees that it does not obtain pursuant to this Agreement or otherwise any right, title, interest, license or any other right whatsoever to use the Nine Energy Marks. Buyer shall use its commercially reasonable efforts to, as promptly as practicable, and in any event within 180 days following the Closing, at Buyer’s sole cost and expense, (a) remove and cause the removal of all Nine Energy Marks from the Assets, including any Nine Energy Marks on any documentation, vehicles, displays, packaging, business cards, or letterhead of any member of the Target Group; and (b) take all other actions necessary to accomplish the foregoing matters, including, any notifications, filings or other actions required by any Governmental Authority. Buyer agrees never to challenge the ownership of the Nine Energy Marks or any application for registration thereof or any registration thereof or any rights of Seller or its Affiliates therein as a result, directly or indirectly, of its ownership of the Target Group. Buyer will use commercially reasonable efforts not to (x) market, promote, advertise or offer for sale any products, goods or services under or using the Nine Energy Marks or otherwise hold itself out as having any affiliation with Seller or its Affiliates (other than noting affiliation as a party to the transactions contemplated by this Agreement and the Transaction Documents, including the TSA), or (y) send, or cause to be sent, any correspondence or other materials to any Person on any stationery that contains any Nine Energy Marks or otherwise operate the Target Group in any manner which would or might reasonably be expected to confuse any Person into believing that Buyer has any right, title, interest, or license to use the Nine Energy Marks.

6.10    Certain Restrictions.

(a)    Seller recognizes and acknowledges that, as of the Closing, it and its Affiliates will have knowledge of Confidential Information. After the Closing, Seller will not, and will cause its Affiliates not to, use or disclose any of the Confidential Information except in connection with this Agreement and the Transaction Documents or as required by applicable Law and will, and will cause its Affiliates to, deliver promptly to Buyer or destroy all tangible embodiments of the Confidential Information which are in Seller’s or its Affiliate’s possession, except to the extent expressly contemplated by Section 6.5, retained pursuant to bona fide document retention policies or mental impressions. In the event that Seller or any of its Affiliates is requested or required (by applicable law or oral question or request for information or documents in any litigation, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information after the Closing, Seller or its applicable Affiliate will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.10. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or its applicable Affiliate is, on the advice of counsel, compelled during this period to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller or its applicable Affiliate may disclose only the Confidential Information legally required to be disclosed to the tribunal.

(b)    Seller, on its own behalf and on behalf of its Controlled Affiliates, agrees that for a period of five (5) years after the Closing Date, it shall not, and it shall cause its Controlled Affiliates not to, directly or indirectly, either for Seller or for any other Person, carry on the Restricted Business within Arkansas, California, Colorado, Louisiana, Michigan, Minnesota, Montana, New Mexico, North Dakota, Ohio, Oklahoma, Pennsylvania, South Dakota, Texas, Utah and Wyoming (the “Restricted Area”); provided that the terms of this Section 6.10(b) shall not restrict the activities of: (i) in the event of a sale of the majority of the equity of Seller or any its Affiliates, including by merger or consolidation, but excluding a transaction in which (A) the revenue of Seller and its Controlled Affiliates then exceeds by at least 300% the revenue of the acquiror and its Controlled Affiliates in such transaction and (B) the acquiror in such transaction and its Controlled Affiliates derive (or are reasonably anticipated to derive) more than 15% of their revenues from engaging in the Restricted Business within the Restricted Area (a “Disguised Prohibited Acquisition”), then Seller, its Affiliates or any surviving entity of a merger or consolidation of Seller or any Affiliate of Seller with any Person (other than an Affiliate of Seller) and the continued operation of the business of such Person (other than Seller or its other Controlled Affiliates) in the ordinary course of business, (ii) any Person (other than a Controlled Affiliate of Seller) that acquires in a transaction other than a Disguised Prohibited Acquisition more than 50% of the equity securities of, or the ability to control, Seller or any of its Affiliates and (iii) any Person acquired directly or indirectly by Seller or its Affiliates (including by merger or consolidation) who or whose Affiliates derive (or are reasonably anticipated to derive) less than 15% of their revenues from engaging in the Restricted Business within the Restricted Area. For purposes of this Agreement, the term “carry on” includes any direct or indirect interest in any enterprise as an owner, franchisor, franchisee, creditor or equity holder.

(c)    For the period beginning on the Closing Date and ending on the date that is the [***] anniversary of the Closing Date, Seller shall not, and shall cause its controlled Affiliates not to, directly or indirectly, solicit, induce or attempt to solicit or induce for hire or engagement, hire or engage, or attempt to hire or engage any employee or former employee of Buyer or any of its respective Controlled Affiliates (including the Target Group) after the Closing Date, unless such employee is identified to Seller or its Controlled Affiliates pursuant to a general solicitation which is not directed specifically to Buyer, its Controlled Affiliates or any such employee; provided, that nothing in this Section 6.10 shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or its Affiliates (ii) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(d)    Seller agrees, on its own behalf and on behalf of its Controlled Affiliates, that the covenants set forth in this Section 6.10 impose a reasonable restraint on it in light of the activities and business of Buyer or of any of its Controlled Affiliates and their current business plans.

(e)    Seller’s and Seller’s Controlled Affiliates’ vice presidents and appointed officers and elected directors and elected or appointed managers shall not, at any time, divulge, disclose or communicate to others in any manner whatsoever, information or statements which disparage or are intended to disparage the Business, Buyer, any of Buyer’s Subsidiaries, including any member of the Target Group after Closing, or any of their respective controlled Affiliates and their respective business reputations, and, for purposes of Article VIII, Seller shall be deemed to have breached the covenants in this Section 6.10(e) in the event Seller’s or Seller’s Controlled Affiliates’ vice presidents and appointed officers and elected directors and elected or appointed managers fail to comply with the obligations set forth in this Section 6.10(e).

(f)    Seller, on its own behalf and on behalf of its Controlled Affiliates, recognizes and affirms that in the event of breach of any of the provisions of this Section 6.10, money damages would be inadequate and that Buyer would have no adequate remedy at law. Accordingly, Seller agrees, on its own behalf and on behalf of its Affiliates, that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Seller or its applicable Affiliate’s obligations under this Section 6.10 not only by a Claim for Losses, but also by a Claim for specific performance, injunctive or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Section 6.10. In the event of a breach or violation by Seller or its Affiliates of any of the provisions of this Section 6.10, the running of period during which the covenants in this Section 6.10 exist shall be tolled during the continuance of any breach or violation.

6.11    Occurrence-Based Insurance Arrangements. Seller shall, and shall cause its Affiliates to, maintain its or their rights to make claims and recover under any of its or their insurance policies that provide coverage on an “occurrence” basis (collectively, the “Specified Insurance Policies”) covering any Liability relating to the members of the Target Group, the Assets or the Business of the Target Group that relates to or arises out of occurrences prior to or at the Closing, including Liability associated with the [***], the [***] and the [***], until the later of (a) the expiration thereof on their current terms or (b) the final resolution of the Proceedings set forth on Schedule 4.14. With respect to any Claims under the Specified Insurance Policies that now or in the future relate to or arise out of occurrences prior to or at the Closing (an “Insurance Claim”), Buyer and the members of the Target Group shall have access to, may make claims on, may seek coverage under or claim benefits from, in each case, the Specified Insurance Policies on the terms and conditions of such Specified Insurance Policies. Any deductible or self-insured retention under a Specified Insurance Policy with respect to an Insurance Claim shall be Buyer’s or a Target Group member’s sole responsibility if and to the extent such Insurance Claim is sought by Buyer or such Target Group member. Seller shall reasonably cooperate with Buyer and the Target Group in making Insurance Claims on, securing insurance coverage under and recovering claim benefits from such Specified Insurance Policies and shall not terminate any such Specified Insurance Policies prior to the expiration of their current terms in a manner that would prevent Buyer or the members of the Target Group from recovering thereunder pursuant to the terms of this Section 6.11. Seller shall, and shall cause its Affiliates to, (a) reasonably cooperate in submitting Insurance Claims on behalf of the Target Group under the Specified Insurance Policies and (b) to pay promptly over to Buyer or a member of the Target Group any and all amounts received by Seller or its Affiliates under the Specified Insurance Policies with respect to Insurance Claims. Upon Seller’s request, Buyer shall promptly reimburse Seller for any reasonable and documented out-of-pocket expenses incurred by Seller in connection with such cooperation under this Section 6.11, including in submitting any such claims or paying over any such claims described in the foregoing clauses (a) and (b).

6.12    [***] AR.

(a)    As soon as reasonably practicable following the Closing, the Parties shall take such steps as may be reasonably necessary to assign the [***] AR and associated underlying contractual rights to Seller or its designated Affiliate, including providing reasonable cooperation with Seller’s efforts to obtain the satisfaction or waiver of the transfer of claim procedures under Federal Rule of Bankruptcy Procedure Rule 3001(e)(2). Prior to the completion of the assignment contemplated by the immediately preceding sentence, Buyer and the Target Group shall not take any action that intentionally or willfully interferes with or impairs Seller’s rights of enforcement or recovery of the [***] AR. Buyer agrees reasonably to cooperate, and shall cause each member of the Target Group reasonably to cooperate, with Seller to perform such other and further acts reasonably necessary or appropriate to assist Seller, or any of its Affiliates, in pursuing enforcement and recovery of the [***] AR. In the event that Buyer or a member of the Target Group receives any payment, consideration or other proceeds on account of the [***] AR, Buyer shall, within ten (10) business days of receipt, cause such proceeds to be remitted to Seller or its designated Affiliate. Notwithstanding the foregoing, nothing in this Section 6.12(a) shall or shall be deemed to require Buyer or its Affiliates, including any member of the Target Group, to provide services to [***] or any of its Affiliates after the Closing.

(b)    Buyer shall, within [***] after it, any of member of the Target Group or any of their Affiliates after the Closing receives any payment, consideration or other proceeds in respect of all or any portion of the [***] AR (including, for the avoidance of doubt, any payments pursuant to settlement agreements, consideration received pursuant to plan of reorganization in bankruptcy proceedings or other value received by any member of the Target Group in partial or full satisfaction of the [***] AR), pay [***] of such value received, free and clear of all liens, to Seller. Buyer and the Target Companies shall be entitled to pursue the [***] AR in a manner consistent with its good faith business judgment but shall not take any action that intentionally or willfully interferes with or impairs with Seller’s rights under this Section 6.12(b).

ARTICLE VII

CLOSING

7.1    Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place remotely, via electronic exchange of documents, at 9:00 a.m., local time, on the date of this Agreement (the “Closing Date”). The Closing will be deemed effective as of 12:01 a.m., Houston, Texas time, on the Closing Date.

7.2    Deliveries at the Closing.

(a)    Seller’s Closing Deliverables. Subject to the terms and conditions of this Agreement, at the Closing, Seller will execute and deliver (or cause to be executed and delivered) each of the following documents (where the execution and delivery of the documents is contemplated), deliver (or cause to be delivered) each of the following items (where the delivery of the items is contemplated) and take (or cause to be taken) each of the following actions (where the taking of action is contemplated):

(i)    to Buyer, a certificate, dated the Closing Date, signed by the secretary or other executive officer of each member of the Target Group and attaching certified copies of the Organizational Documents of each member of the Target Group;

(ii)    to Buyer, a certificate, duly executed by an authorized officer of Seller, dated as of the Closing, certifying on behalf of Seller that the conditions set forth in Section 7.2(a) have been fulfilled;

(iii)    to Buyer, a counterpart of the Target Assignment Agreement, duly executed by an authorized representative of Seller;

(iv)    to Buyer, a counterpart of the TSA, duly executed by an authorized representative of Seller;

(v)    to Buyer, a certificate meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2) to the effect that such Seller is not a “foreign person” within the meaning of Section 1445 of the Code;

(vi)    to Buyer, the written consents, notifications or waivers in form reasonably satisfactory to Buyer of, or to the third parties to those Contracts set forth on Schedule 7.2(a)(vi), and all such consents and waivers shall be in full force and effect;

(vii)    to Buyer, the revised Estimated Closing Statement, as and to the extent modified by the Parties following Seller’s delivery of the Estimated Closing Statement pursuant to Section 2.3(a);

(viii)    to Buyer, (A) Lien releases terminating all Liens (other than Permitted Encumbrances) that are burdening the Assets and releasing the Target Group from any obligations under any agreements relating to such Liens, together with UCC-3 financing statement amendments and any other documents that may be necessary to evidence the termination of the foregoing Liens, (B) guaranty terminations releasing the Target Group from all obligations under any guarantees guaranteeing the Payoff Indebtedness and (C) authorization to file or deliver, as applicable, such UCC-3 financing statement amendments and other documents that may be necessary to evidence the termination of such Liens;

(ix)    to Buyer, a digital copy of the contents of the Data Room; and

(x)    to Buyer, all other documents required to be entered into by the members of the Target Group or Seller pursuant to this Agreement or the Transaction Documents.

(b)    Buyer’s Closing Deliverables. Subject to the terms and conditions of this Agreement, at the Closing, Buyer will execute and deliver (or cause to be executed and delivered) each of the following documents (where the execution and delivery of the documents is contemplated), deliver (or cause to be delivered) each of the following items (where the delivery of the items is contemplated) and take (or cause to be taken) each of the following actions (where the taking of action is contemplated):

(i)    To Seller, a certificate, duly executed by an authorized officer of Buyer, dated as of the Closing, certifying on behalf of Buyer that the conditions set forth in Section 7.2(b) have been fulfilled;

(ii)    to Seller, a counterpart of the Target Assignment Agreement, duly executed by an authorized representative of Buyer;

(iii)    to Seller, a counterpart of the TSA, duly executed by an authorized representative of Buyer;

(iv)    to the payees specified on the Estimated Closing Statement, the Closing Consideration, by wire transfer as contemplated by Section 2.2(b); and

(v)    all other documents required to be entered into by Seller or its Affiliates pursuant to this Agreement.

ARTICLE VIII

INDEMNIFICATION

8.1    Survival. Except with respect to claims based on fraud or criminal conduct with regards to this Agreement, which shall survive the Closing and the consummation of the transactions contemplated hereby indefinitely:

(a)    all of the representations and warranties set forth in Article III, Article IV and Article V that are covered by the indemnification obligations in this Article VIII shall survive for [***] after the Closing Date; provided that the Fundamental Representations shall survive for no longer than [***]; and

(b)    the covenants and agreements made by the Parties in this Agreement that are required to be performed after the Closing shall survive until fully performed; [***].

If Buyer delivers to Seller, before expiration of a representation, warranty, covenant or agreement set forth above, a timely and valid Claim Notice then the applicable representation, warranty, covenant or agreement shall survive until the final resolution or non-appealable judicial determination of the matter covered by such timely and valid Claim Notice, including, for the avoidance of doubt, in the event of the prior expiration of the applicable survival period of the underlying representation, warranty, covenant or agreement (including the Standalone Indemnities).

8.2    Indemnities of Seller.

(a)    Subject to the provisions of this Article VIII, from and after the Closing, Seller shall indemnify, defend and hold harmless Buyer, its Affiliates (including the Target Group), and their respective directors, officers, partners, members, equityholders, employees, agents, consultants, attorneys, representatives, successors, transferees and assignees (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any Losses or Claims that arise out of, relate to or result from any of the following described matters (herein collectively referred to as the “Seller Indemnified Liabilities”): (i) (A) any representation or warranty made by Seller in this Agreement (other than the representations and warranties in Section 4.13) or (B) the representations and warranties in Section 4.13, in each case, not having been true and correct as of the Closing Date (in the case of clauses (i)(A) and (i)(B), disregarding for all purposes, including for (I) purposes of determining whether such representation and warranty is true and correct and (II) purposes of determining the amount of any Losses or Claims resulting from any failure of any such representation or warranty to be so true and correct, any qualifications or limitations as to materiality, Target Material Adverse Effect or words of similar import (in each case, except for such qualifications or limitations in the Fundamental Representations and in Section 4.11(a), which shall not be disregarded)); (ii) any breach by or on behalf of Seller of any covenant or obligation of Seller in this Agreement or the Transaction Documents; (iii) any and all (A) Taxes of the Target Group with respect to any Pre-Closing Tax Period, (B) Taxes (other than Transfer Taxes) of Seller and its Affiliates (other than the Target Group), (C) Taxes for which the Target Group has any liability under Treasury Regulations Section 1.1502-6 or under any comparable or similar provision of state, local or foreign Laws as a result of being a member of an affiliated, consolidated, combined, unitary or similar group on or prior to the Closing Date,

(D) Taxes for which the Target Group has any liability as a transferee or successor or pursuant to any tax sharing or similar agreement, which Tax is related to the operations of the Target Group on or prior to the Closing Date or an event or transaction occurring before the Closing, and (E) Taxes for which Seller is liable pursuant to Section 6.2(c); (iv) any Indebtedness, Transaction Expenses or Change of Control Payments of the Target Group to the extent not paid prior to or at the Closing and (v) fraud or criminal conduct by or attributable to Seller with regard to this Agreement (the items set forth in clauses (ii) through (v) of this Section 8.2(a) and the indemnification obligations provided for in Sections 8.2(b), 8.2(c) and 8.2(d) are, collectively, hereinafter referred to as “Standalone Indemnities”).

(b)    Seller shall indemnify, hold harmless and reimburse the Buyer Indemnified Parties from and against Losses equal to the actual amount of any Preference Payment that is (i) made to a member of the Target Group prior to Closing, (ii) except as set forth in the final sentence of this Section 8.2(b), within [***] months after Closing, (x) ordered to be returned or reimbursed by such member of the Target Group to another Person in accordance with an Order of a bankruptcy court or other governmental authority having competent jurisdiction or (y) agreed to be returned or reimbursed by a member of the Target Group to another Person pursuant to an executed settlement agreement approved by Seller in writing (such approval not to be unreasonably withheld, condition or delayed), and (iii) actually paid by a member of the Target Group to such other Person by such member of the Target Group in compliance with the terms of such Order of a bankruptcy court or other Governmental Authority or such executed settlement agreement. Notwithstanding the foregoing, any amounts excluded from Current Assets or Current Liabilities by operation of clause (iii) of each definition thereof shall not be subject to the [***] month limitation set forth in clause (ii) of this Section 8.2(b) and shall be subject to the indemnification obligations set forth in this Section 8.2(b) if the events contemplated by clauses (x) or (y) of this Section 8.2(b) occur later than [***] months after Closing.

(c)    Seller shall indemnify the Buyer Indemnified Parties from, against and in respect of any Losses or Claims that arise out of, relate to or result from: (i) the [***], (ii) the [***] and (iii) the [***]; provided that, notwithstanding anything herein to the contrary, and solely as relates to any civil Proceedings, all rights (contingent or otherwise), benefits (including awards, settlement payments, and insurance and other proceeds arising therefrom), causes of actions (including counterclaims and the right to control and direct any negotiation, litigation, arbitration, settlement or other action) and defenses against any Person, in each case, solely relating to the matters described in clauses (i) and (ii) above, are hereby expressly excluded from the transactions contemplated hereby and shall be retained by Seller from and after the Closing (whether held directly by Seller or any of its Affiliates) and Seller may distribute or otherwise transfer (or cause its Affiliates to distribute or otherwise transfer) any such rights, benefits, causes of action or defenses to any of Seller’s Affiliates or any other Person for any or no consideration, in its sole discretion.

(d)    Seller shall indemnify, defend and hold harmless the Buyer Indemnified Parties from, against and in respect of any Losses or Claims that arise out of, relate to or result from the Release or threatened Release of any Hazardous Material at or from (i) (A) [***] or associated facilities prior to the Closing Date, including, without limitation, (i) the costs of remediation required by [***] pursuant to the Transfer Settlement Agreement between [***]; (B)

claims arising from impacts to offsite property, including drinking water wells; and (C) claims of indemnity or contribution by any third party, including claims for indemnity by [***] brought pursuant to [***] and (ii) [***] or associated facilities prior to the Closing Date, including, without limitation, (A) claims arising from impacts to offsite property, including drinking water wells and (B) claims of indemnity or contribution by any third party. In no event shall any amount be recovered from Seller pursuant to this Section 8.2(d) until the aggregate amount of indemnifiable Losses and Claims pursuant to this Section 8.2(d) incurred by the Buyer Indemnified Parties has exceeded $[***] (the “[***] Basket”), in which event Seller will be obligated, subject to the other provisions of this Article VIII to indemnify the Buyer Indemnified Parties to the full extent such Losses and Claims exceed the [***] Basket, provided, that, in no event shall the amounts recovered from Seller pursuant to this Section 8.2(d) exceed $[***].

(e)    In no event shall any amount be recovered from Seller pursuant to (i) Section 8.2(a)(i)(A) with respect to each individual Loss (or series of Losses arising from the same underlying circumstances) (it being understood and agreed that all investigation, remedial design, remediation costs and other Losses arising from the breach of any representation and warranty in Section 4.13 shall be treated as an individual Loss for purposes of this Section 8.2(e)), unless such Loss is in excess of $[***] (or, in the case of any breach of any representation and warranty in Section 4.13, $[***]) (a “Qualifying Seller Indemnified Liability”); provided, that, the limitation set forth in this Section 8.2(e)(i) shall not apply to Losses or Claims that arise out of, relate to or result from the representations or warranties made by Seller in Section 4.12(c) of this Agreement not having been true and correct, and (ii) Section 8.2(a)(i)(A) and (B) until the aggregate amount of all Losses that Seller has incurred exceeds $[***] (the “Basket”), in which event Seller will be obligated, subject to the other provisions of this Agreement, to indemnify the Buyer Indemnified Parties to the full extent such Losses exceed the Basket; provided, however, that Seller’s liability for any Losses will not be limited as set forth in this Section 8.2(e) if any such Loss (i) relates to a breach of any Fundamental Representation or (ii) if such Seller Indemnified Liability was caused by the fraud or criminal conduct of or attributable to Seller in connection with this Agreement. For the avoidance of doubt, Seller’s liability for any Losses will not be limited as set forth in this Section 8.2(e) to the extent arising pursuant to a Standalone Indemnity.

(f)    Except as set forth in the next sentence of this Section 8.2(f), in no event shall Seller be liable for Losses pursuant to Section 8.2(a)(i) in excess of $[***] in the aggregate (the “General Seller Cap”). Notwithstanding the foregoing, Seller’s liability for Losses pursuant to Section 8.2(a)(i)(B) may exceed the General Seller Cap but in no event shall Seller be liable for Losses pursuant to Section 8.2(a)(i)(B) in excess of the General Seller Cap plus $[***] (such additional $[***] amount, the “Environmental Matters Seller Cap”, and together with the General Seller Cap, the “Seller Cap”). For purposes of calculating the Seller Cap (including, for clarity, the General Seller Cap and the Environmental Matters Seller Cap), Seller’s liability for Losses pursuant to Section 8.2(a)(i)(B) shall be allocated, first, to and against (and only to and against) the Environmental Matters Seller Cap and, after the Environmental Matters Seller Cap has been exceeded, second, to and against (and only to and against) the General Seller Cap. Seller’s aggregate liability for any Loss which relates to a breach of any Fundamental Representation shall not be subject to the Seller Cap (nor included in calculating the aggregate amount of Losses allocated against the Seller Cap), but Losses related to a breach of any Fundamental Representation shall be limited to the amount of the Purchase Price actually received by Seller less all other indemnification payments previously made pursuant to Section 8.2(a). For the avoidance of doubt, Seller’s Liability for Losses arising pursuant to a Standalone Indemnity shall not be subject to the Seller Cap (nor included in calculating the aggregate amount of Losses allocated against the Seller Cap) and Seller’s liability for Losses pursuant to Section 8.2(a)(i)(B) shall in no circumstances be allocated to and against the General Seller Cap unless and until the Environmental Matters Seller Cap has been exceeded.

(g)    In no event shall Seller be liable to provide indemnification pursuant to this Agreement, in the aggregate, in excess of the amount of the Purchase Price actually received by Seller less all other indemnification payments previously made pursuant to Sections 8.2(a) - 8.2(d), except that the foregoing limitation on Seller’s liability to provide indemnification pursuant to this Agreement shall not apply to indemnification pursuant to (i) Section 8.2(a)(ii) for any Losses or Claims that arise out of, relate to or result from any breach by or on behalf of Seller of Section 6.11 or (ii) Section 8.2(c) solely with respect the [***], solely to the extent not covered by insurance. In no event shall any Buyer Indemnified Party be entitled to indemnification pursuant to this Article VIII with respect to a specific Loss to the extent such Loss relates to any environmental matter or condition that is discovered or detected by any sampling, investigation or reporting by or on behalf of any Buyer Indemnified Party that is not affirmatively required by Environmental Law unless such sampling, investigation or reporting is requested by a third party or, in the good faith, reasonable discretion of the Buyer, such sampling, investigation or reporting is necessary or required, in each case, in connection with a sale, sale-leaseback, borrowing or other financing transaction. Seller’s indemnification obligation with respect to any remediation or cleanup obligation shall be limited to such action that is required by Environmental Law to the extent necessary to attain compliance with applicable remedial standards pursuant to Environmental Laws (including, for the avoidance of doubt, as and to the extent required by a Governmental Authority). For the avoidance of doubt, any indemnity claim by any Buyer Indemnified Party for any breach of the representations and warranties in Section 4.13 shall be subject to the mitigation of damages provisions of Section 8.6.

(h)    Seller shall not be liable to provide indemnification pursuant to Section 8.2(a)(i) with respect to any purported or actual breach or failure to be true and correct of any representation or warranty in Article III or Article IV (and no such breach or failure will be deemed to exist for any purpose) that results solely from the conversion into a Delaware limited liability company of each of Beckman Production Services, LLC, a Michigan limited liability company, Northern Production Company, LLC, a Wyoming limited liability company, R&S Well Service, LLC, a Wyoming limited liability company, and SJL Well Service, LLC, an Oklahoma limited liability company, in each case, prior to the Closing and requested by Buyer.

8.3    Indemnities of Buyer.

(a)    Subject to the provisions of this Article VIII, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and the Seller Related Parties (collectively, the “Seller Indemnified Parties”) from, against and in respect of any Losses or Claims that arise out of, relate to or result from any of the following described matters (herein collectively referred to as the “Buyer Indemnified Liabilities”): (i) any representation or warranty made by Buyer in this Agreement or the other Transaction Documents not having been true and correct as of the date hereof or the Closing Date (disregarding for all purposes, including for (A) purposes of determining whether such representation and warranty is true and correct and (B) purposes of determining the amount of any Losses or Claims resulting from any failure of any such representation or warranty to be so true and correct, any qualifications or limitations as to materiality, material adverse effect or words of similar import), except for such qualifications or limitations in the Fundamental Representations, which shall not be disregarded, and (ii) any breach by or on behalf of Buyer or any of its Affiliates of any covenant or obligation of Buyer in this Agreement.

8.4    Claim Procedures. Each Party that desires or expects to make a claim for indemnification pursuant to this Article VIII (an “Indemnified Party”) shall provide notice (a “Claim Notice”) thereof in writing to Buyer (if the Indemnified Party is a Seller Indemnified Party) or to Seller (if the Indemnified Party is a Buyer Indemnified Party) (“Indemnifying Party”), specifying the nature and basis for such claim and a copy of all papers served with respect to such claim (if any). The Claim Notice for any other claim shall specify the nature and basis for such claim in reasonable detail and include a then good faith estimate of Losses with respect to such claim if then estimable. For purposes of this Section 8.4, receipt by a party of written notice of any Third Person indemnity claim (a “Third Person Claim”) which gives rise to a claim for indemnification on behalf of such party shall require prompt delivery of a Claim Notice to the Indemnifying Party of the receipt of such Third-Person Claim; provided, however, that an Indemnified Party’s failure to send or delay in sending a Claim Notice shall not relieve an Indemnifying Party from liability hereunder with respect to such claim except to the extent and only to the extent the Indemnifying Party is materially prejudiced by such failure or delay.

8.5    Calculation, Timing, Manner, Characterization and Source of Indemnification Payments.

(a)    In no event shall Buyer be required to make payments in respect of Buyer Indemnified Liabilities pursuant to Section 8.3(a)(i) in the aggregate that exceed $[***] (the “Buyer Cap”); provided, however, that Buyer’s aggregate liability for any Buyer Indemnified Liability which relates to a breach of any Fundamental Representation will not be subject to the Buyer Cap (nor included in calculating the aggregate amount of the Buyer Indemnified Liabilities allocated against the Buyer Cap), [***]. For the avoidance of doubt, Buyer Indemnified Liabilities arising pursuant to Section 8.3(a)(ii), or which relates to the fraud or criminal conduct of Buyer in connection with this Agreement, shall not be subject to the Buyer Cap (nor included in calculating the aggregate amount of the Buyer Indemnified Liabilities allocated against the Buyer Cap).

(b)    Payments of all amounts owed by an Indemnifying Party as a result of a claim for indemnification shall be made within 10 days after the latest of (i) the settlement of that claim, (ii) the expiration of the period for appeal of a final adjudication of that claim or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party’s liability to the Indemnified Party under this Agreement in respect of that claim.

(c)    Any indemnity payments made under this Agreement shall be treated for all Tax purposes as an adjustment to the Base Consideration unless otherwise required by applicable legal requirements.

8.6    Mitigation of Damages. Any Indemnified Party that becomes aware of Losses for which it intends to seek indemnification hereunder will use commercially reasonable efforts to pursue claims and collect any amounts to which it may be entitled under insurance policies and will use commercially reasonable efforts to mitigate such Losses, in each case, to the extent required by applicable Law. If any insurance recovery is realized by a Party after having previously received indemnity Claim proceeds hereunder in respect of such Losses, such Party will promptly tender to the respective Indemnifying Party an amount equal to such insurance recovery (net of any costs to the Indemnified Parties to collect such proceeds and any resulting increase in premiums, retroactive premium adjustments, or other costs resulting therefrom or arising in connection therewith).

8.7    Recovery. In the event Losses suffered by any Indemnified Party are recoverable under more than one provision of this Agreement, and even though an Indemnified Party is permitted to rely on each provision of this Article VIII independently (as contemplated in this Section 8.7), such Indemnified Party shall only be permitted to recover with respect to any particular Losses suffered by it one time as it is the Parties’ intent that once any particular Losses have been recovered by a particular Indemnified Party under one provision, such Losses no longer exist with respect to such Indemnified Party and, therefore, recovery by such particular Indemnified Party for such same Losses under another provision would constitute an unintended and prohibited “double” recovery. Notwithstanding the foregoing, an Indemnified Party shall be entitled to seek recovery under such provisions of this Agreement that maximizes its recovery (e.g., if particular Losses would be subject to the Basket if a claim for indemnification were made under one provision but would not be subject to such deductible if made under another provision or if recovery for Losses would be time barred under Section 8.1 if a claim for indemnification were made under one provision but would not be time barred if made under another provision, then the Indemnified Party may seek recovery under the provision that is not subject to the deductible or is not time barred).

8.8    Reliance. The Parties agree that any of the subsections of Section 8.2 and Section 8.3 may be relied upon independently of and without regard to any other of such subsections more specifically or generally covering the same subject matter.

8.9    Control of Third Person Claims.

(a)    In the event of the assertion of any Third Person Claim for indemnification, the Indemnifying Party, at its option, may assume control of and appoint lead counsel (with legal counsel reasonably acceptable to the Indemnified Party) at its sole cost and expense the defense of such Third Person Claim if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party under this Agreement with respect to such Third Person Claim and may assert any defense of the Indemnified Party or the Indemnifying Party; provided that the Indemnified Party shall have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any such Third Person Claim. Counsel representing both the Indemnifying Party and the Indemnified Party must acknowledge in writing its obligation to act as counsel for all parties being represented and must acknowledge and respect separate attorney-client privileges with respect to each party represented. If the Indemnifying Party elects to undertake the defense of any Third Person Claim under this Agreement, the Indemnified Party shall cooperate with the Indemnifying Party in the defense or settlement of the Third Person Claim, including providing access to information, making documents available for inspection and copying, and making employees available for interviews, depositions and trial. The Indemnifying Party shall not be entitled to settle any Third Person Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, if the settlement requires an admission of guilt or wrongdoing on the part of the Indemnified Party, subjects the Indemnified Party to criminal liability or does not unconditionally release the Indemnified Party from all liabilities and obligations with respect to such Third Person Claim, the settlement imposes injunctive or other equitable relief against, or any continuing obligation or payment requirement on, the Indemnified Party, or establishes a precedential custom or practice that is materially adverse to the continuing business interests or the reputation of the Indemnified Party.

(b)    If the Indemnifying Party, by the 30th day after receipt of notice of any Third Person Claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the Person asserting such Third Person Claim) does not assume actively and in good faith the defense of any such Third Person Claim or action resulting therefrom, the Indemnified Party may, at the Indemnifying Party’s expense, defend against such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may reasonably deem appropriate, and the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. The Indemnified Party shall not settle or compromise any Third Person Claim for which it is entitled to indemnification under this Agreement without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed).

(c)    Notwithstanding anything in this Section 8.9 to the contrary, Buyer shall in all cases (other than with respect to Third Person Claims in connection with those matters set forth in Section 8.2(b), 8.2(c) or 8.2(d)) be entitled to control the defense of a Third Person Claim if (i) such Third Person Claim, if successful, would reasonably be expected to result in Liabilities which, taken together with other then outstanding Claims by Buyer under this Agreement, would exceed the remaining potential Liabilities payable by Seller under this Agreement, (ii) such Third Person Claim could adversely affect in any material respect Buyer or its Affiliates (other than solely as a result of money damages) or if injunctive or other non-monetary relief has been sought against Buyer or its Affiliates, (iii) the Third Person Claim relates to or arises in connection with any criminal proceeding, (iv) a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party, (v) the Indemnifying Party does not, upon written request from Buyer, acknowledge in writing that it is obligated to indemnify Buyer in respect of such Third Person Claim as contemplated by Section 8.9(a), (vi) such defense involves defenses of Buyer that are inconsistent with those available to the Indemnifying Party or (vii) if the Indemnified Party is a Buyer Indemnified Party and such Third Person Claim involves a customer or supplier of Buyer or its Affiliates, including the Target Group. Notwithstanding the foregoing, Seller shall in all cases be entitled to control the defense of any Third Person Claim in connection with those matters set forth in Section 8.2(b), 8.2(c) and 8.2(d).

8.10    Exclusive Remedy. AS BETWEEN THE BUYER INDEMNIFIED PARTIES AND SELLER, ON ONE HAND, AND THE SELLER INDEMNIFIED PARTIES AND

BUYER, ON THE OTHER, FOLLOWING THE CLOSING, OTHER THAN WITH RESPECT TO ADJUSTMENTS PURSUANT TO SECTION 2.3 OR IN THE CASE OF FRAUD OR FRAUD OR CRIMINAL CONDUCT WITH REGARD TO THIS AGREEMENT, THE FOLLOWING SHALL APPLY:

(a)    THE PROVISIONS SET FORTH IN THIS Article VIII AND IN SECTION 9.12 SHALL BE THE SOLE AND EXCLUSIVE REMEDIES OF THE PARTIES WITH RESPECT TO THIS AGREEMENT, THE EVENTS GIVING RISE THERETO, AND THE TRANSACTIONS PROVIDED FOR HEREIN OR CONTEMPLATED HEREBY; AND

(b)    NO PARTY OR ANY OF ITS SUCCESSORS OR ASSIGNS SHALL HAVE ANY RIGHTS AGAINST ANY OTHER PARTY OR ITS AFFILIATES UNDER THIS AGREEMENT OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY OTHER THAN AS IS EXPRESSLY PROVIDED IN THIS Article VIII AND IN SECTION 9.12. THE PARTIES HAVE VOLUNTARILY AGREED TO DEFINE THEIR RIGHTS, LIABILITIES AND OBLIGATIONS RESPECTING THE SUBJECT MATTER OF THIS AGREEMENT EXCLUSIVELY IN CONTRACT PURSUANT TO THE EXPRESS TERMS AND PROVISIONS OF THIS AGREEMENT; AND, WITHOUT LIMITING THE RIGHT OF ANY PARTY TO RELY ON THE REPRESENTATIONS AND WARRANTIES MADE TO SUCH PARTY IN ARTICLE III, ARTICLE IV OR ARTICLE V, AS APPLICABLE, THE PARTIES EXPRESSLY DISCLAIM THAT THEY ARE OWED ANY DUTIES OR ARE ENTITLED TO ANY REMEDIES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT, IT BEING UNDERSTOOD AND AGREED THAT THIS SENTENCE SHALL IN NO WAY AFFECT A PARTY’S REMEDIES ARISING OUT OF FRAUD OR CRIMINAL CONDUCT OF THE OTHER PARTIES WITH REGARD TO THIS AGREEMENT. FURTHERMORE, THE PARTIES EACH ACKNOWLEDGE THAT THIS AGREEMENT EMBODIES THE JUSTIFIABLE EXPECTATION OF SOPHISTICATED PARTIES DERIVED FROM ARM’S LENGTH NEGOTIATIONS AND NO PARTY HAS ANY SPECIAL RELATIONSHIP WITH ANOTHER PARTY THAT WOULD JUSTIFY ANY EXPECTATION BEYOND THAT OF AN ORDINARY BUYER AND AN ORDINARY SELLER IN AN ARM’S LENGTH TRANSACTION. WITHOUT LIMITING THE RIGHT OF ANY PARTY TO RELY ON THE REPRESENTATIONS AND WARRANTIES MADE TO SUCH PARTY IN ARTICLE III, ARTICLE IV OR ARTICLE V, AS APPLICABLE, OR TO RECOVER ON A CLAIM FOR INDEMNITY UNDER THIS Article VIII, THE PARTIES WAIVE AND RELEASE ANY AND ALL TORT CLAIMS AND STATUTORY CAUSES OF ACTION PROVIDED BY CERCLA OR OTHER SIMILAR ENVIRONMENTAL LAWS THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO AN ENVIRONMENTAL CONDITION EXISTING AT THE TIME OF CLOSING AT ANY OF THE REAL PROPERTY.

8.11    Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE AFTER THE CLOSING TO ANY OTHER PARTY, OR TO ANY INDEMNIFIED PARTY, UNDER THIS AGREEMENT FOR ANY EXEMPLARY, PUNITIVE, REMOTE OR SPECULATIVE DAMAGES AND NO CLAIM SHALL BE MADE OR AWARDED AGAINST ANY PARTY FOR ANY SUCH DAMAGES (IN EACH CASE, UNLESS AWARDED TO A THIRD PERSON IN A THIRD PERSON CLAIM); PROVIDED,

HOWEVER, (I) THIS SECTION 8.11 SHALL NOT LIMIT THE RIGHT OF THE BUYER INDEMNIFIED PARTIES OR THE SELLER INDEMNIFIED PARTIES TO RECOVER ANY LOSS TO THE EXTENT LEGALLY REQUIRED TO BE PAID BY THE BUYER INDEMNIFIED PARTIES OR THE SELLER INDEMNIFIED PARTIES TO ANY THIRD PERSON TO THE EXTENT SUCH LOSSES OTHERWISE WOULD BE RECOVERABLE UNDER THIS ARTICLE VIII WITHOUT REGARD TO THIS SECTION 8.11 AND (II) EITHER PARTY MAY BE LIABLE AFTER THE CLOSING TO ANY OTHER PARTY, OR TO ANY INDEMNIFIED PARTY, UNDER THIS AGREEMENT FOR CONSEQUENTIAL DAMAGES. [***].

8.12    Bold or Capitalized Letters. THE PARTIES ACKNOWLEDGE THAT THE BOLD AND CAPITALIZED LETTERS IN THIS AGREEMENT CONSTITUTE CONSPICUOUS LEGENDS.

8.13    Disclaimer.

(a)    EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE IN ARTICLE III AND ARTICLE IV, AS QUALIFIED BY THE MATTERS SET FORTH IN THE DISCLOSURE SCHEDULES, (1) BUYER ACKNOWLEDGES AND AGREES THAT (A) NONE OF SELLER OR THE TARGET ARE MAKING OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SELLER, THE INTERESTS, THE ASSETS, THE TARGET, OR THE TARGET’S BUSINESS, LIABILITIES, OPERATIONS, PROSPECTS OR CONDITION (FINANCIAL OR OTHERWISE), INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY ASSETS, THE NATURE OR EXTENT OF ANY LIABILITIES, THE BUSINESS OR FINANCIAL PROSPECTS, THE EFFECTIVENESS OR THE SUCCESS OF ANY OPERATIONS OR THE ACCURACY OR COMPLETENESS OF ANY CONFIDENTIAL INFORMATION MEMORANDA, DOCUMENTS, PROJECTIONS, MATERIAL OR OTHER INFORMATION (FINANCIAL OR OTHERWISE) REGARDING THE TARGET FURNISHED TO BUYER OR ITS REPRESENTATIVES OR MADE AVAILABLE TO BUYER OR ITS REPRESENTATIVES IN THE DATA ROOM OR MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY, OR IN RESPECT OF ANY OTHER MATTER OR THING WHATSOEVER, AND (B) NO REPRESENTATIVE OF SELLER OR THE TARGET (OR ANY OF THEIR RESPECTIVE AFFILIATES) HAS ANY AUTHORITY, EXPRESS OR IMPLIED, TO MAKE ANY REPRESENTATIONS, WARRANTIES OR AGREEMENTS NOT SPECIFICALLY SET FORTH IN THIS AGREEMENT AND SUBJECT TO THE LIMITED REMEDIES HEREIN PROVIDED; (2) BUYER SPECIFICALLY DISCLAIMS THAT IT IS RELYING UPON OR HAS RELIED UPON ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES THAT MAY HAVE BEEN MADE BY ANY PERSON, AND ACKNOWLEDGES AND AGREES THAT SELLER AND THE TARGET HAVE SPECIFICALLY DISCLAIMED AND DO SPECIFICALLY DISCLAIM ANY SUCH OTHER REPRESENTATION OR WARRANTY MADE BY ANY PERSON; (3) BUYER SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY SELLER OR THE TARGET TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE SPECIFIC REPRESENTATIONS

AND WARRANTIES SET FORTH IN ARTICLE III AND ARTICLE IV OF THIS AGREEMENT, AS QUALIFIED BY THE MATTERS SET FORTH IN THE DISCLOSURE SCHEDULES, AND BUYER HAS NOT RELIED UPON THE ABSENCE OF A DISCLOSURE OF ANY SPECIFIC FACT; AND (4) BUYER IS ACQUIRING THE INTERESTS SUBJECT ONLY TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III AND ARTICLE IV OF THIS AGREEMENT, AS QUALIFIED BY THE MATTERS SET FORTH IN THE DISCLOSURE SCHEDULES AS FURTHER LIMITED BY THE SPECIFICALLY BARGAINED-FOR EXCLUSIVE REMEDIES AS SET FORTH IN THIS ARTICLE VIII.

(b)    EXCEPT AS EXPRESSLY SET OUT IN ARTICLE III AND ARTICLE IV, SELLER MAKES NO REPRESENTATION, COVENANT, OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA OR RECORDS DELIVERED TO, OR MADE AVAILABLE TO, BUYER WITH RESPECT TO, (I) THE TARGET, INCLUDING ANY DESCRIPTION OF THE TARGET, THE ASSETS, AND PRICING ASSUMPTIONS, OR (II) FUTURE REVENUES, RESULTS OF OPERATIONS, OR OTHER RESULTS WITH RESPECT TO ANY PROJECTION OR FORECAST DELIVERED TO, OR MADE AVAILABLE TO, BUYER BY OR ON BEHALF OF SELLER OR ANY OF ITS RESPECTIVE AFFILIATES, AND BUYER ACKNOWLEDGES THAT (A) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS AND FORECASTS, (B) BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES, AND (C) BUYER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL SUCH PROJECTIONS AND FORECASTS FURNISHED.

(c)    (I) THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III AND ARTICLE IV, AS QUALIFIED BY THE MATTERS SET FORTH IN THE DISCLOSURE SCHEDULES, CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLER, THE TARGET AND THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (II) NONE OF SELLER, THE TARGET OR ANY OF THEIR RESPECTIVE AFFILIATES HAS MADE OR IS MAKING ANY OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY EXPRESS, IMPLIED OR STATUTORY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE INTERESTS, THE TARGET, THE ASSETS, THE BUSINESS OR OTHERWISE, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ENFORCEABILITY OR NON-INFRINGEMENT, INCLUDING AS TO (A) THE PHYSICAL CONDITION OR USEFULNESS FOR A PARTICULAR PURPOSE OF THE REAL OR TANGIBLE PERSONAL PROPERTY INCLUDED IN THE ASSETS, (B) THE USE OF THE ASSETS AND THE OPERATION OF THE BUSINESS BY BUYER AFTER THE CLOSING IN ANY MANNER OR (C) THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS AFTER THE CLOSING AND (III) THE REPRESENTATIONS AND WARRANTIES IN SECTION 4.2 AND, TO THE EXTENT RELATED TO TAXES, THE REPRESENTATIONS AND WARRANTIES IN SECTIONS 4.8 AND 4.9, ARE SELLER’S EXCLUSIVE REPRESENTATIONS AND WARRANTIES IN RESPECT OF TAXES; THE REPRESENTATIONS AND WARRANTIES IN SECTION 4.8 AND 4.9 ARE SELLER’S

EXCLUSIVE REPRESENTATIONS AND WARRANTIES IN RESPECT OF EMPLOYMENT, LABOR AND EMPLOYEE BENEFIT MATTERS; AND THE REPRESENTATIONS AND WARRANTIES IN SECTION 4.13 ARE SELLER’S EXCLUSIVE REPRESENTATIONS AND WARRANTIES IN RESPECT OF ENVIRONMENTAL ISSUES. FOR THE AVOIDANCE OF DOUBT, BUYER ACKNOWLEDGES AND AGREES THAT BUYER CANNOT RELY ON OR FORM ANY CONCLUSIONS FROM SELLER’S OR TARGET’S METHODOLOGIES FOR THE DETERMINATION AND REPORTING OF ANY TAXES THAT WERE UTILIZED FOR ANY TAX PERIOD (OR PORTION THEREOF) PRIOR TO THE CLOSING DATE FOR PURPOSES OF CALCULATING AND REPORTING TAXES ATTRIBUTABLE TO ANY TAX PERIOD (OR PORTION THEREOF) BEGINNING ON OR AFTER THE CLOSING DATE, IT BEING UNDERSTOOD THAT BUYER MUST MAKE ITS OWN DETERMINATION AS TO THE PROPER METHODOLOGIES THAT CAN OR SHOULD BE USED FOR ANY SUCH LATER TAX RETURN.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1    Assignment. No Party may assign this Agreement or any of its rights or obligations arising hereunder without the prior written consent of the other Party. Subject to the preceding sentence of this Section 9.1, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.1 shall be null and void ab initio.

9.2    Amendments and Waiver. This Agreement may be amended, superseded or modified only by a written instrument duly executed by each Party, specifically stating that it amends, supersedes or modifies this Agreement. Any of the terms of this Agreement and any condition to a Party’s obligations hereunder may be waived only in writing by the Party against whom such waiver is to be enforced specifically stating that it waives a term or condition hereof. No waiver by a Party of any one or more conditions or defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future conditions or defaults, whether of a like or different character, nor shall the waiver constitute a continuing waiver unless otherwise expressly provided in writing.

9.3    Entire Agreement. This Agreement and the Transaction Documents (together with any Exhibits and Schedules hereto or thereto) and all certificates, documents, instruments, and writings that are delivered pursuant hereto and thereto contain the entire understanding of the Parties with respect to the transactions contemplated by this Agreement and supersede all prior agreements, arrangements, and understandings relating to the subject matter of this Agreement, including the Confidentiality Agreement, which is hereby terminated by the Parties.

9.4    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

9.5    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement may be executed and delivered by email in portable document format (.pdf), and delivery of the executed signature page by such method will be deemed to have the same effect as if the original signature had been delivered to the other Parties.

9.6    Governing Law and Dispute Resolution.

(a)    Governing Law. THIS AGREEMENT AND THE PERFORMANCE OF THE TRANSACTIONS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT WILL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

(b)    Consent to Jurisdiction. The Parties irrevocably submit to the exclusive jurisdiction of the Delaware Chancery Courts located in Wilmington, Delaware, or, if such court shall not have jurisdiction, any federal court of the United States or other Delaware state court located in Wilmington, Delaware, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, and each Party irrevocably agrees that all claims in respect of such dispute may be heard and determined in such courts. The parties irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement brought in such courts or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties consents to process being served by any Party to this Agreement in any Proceeding of the nature specified in this Section 9.6(b) in the manner specified by the provisions of Section 9.7.

(c)    Waiver of Jury Trial. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH OF THE PARTIES KNOWINGLY AND INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY PROCEEDING UNDER, ARISING OUT OF, OR IN CONNECTION WITH THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

(d)    Settlement Proceedings. All aspects of any settlement Proceedings relating to this Agreement, including discovery, testimony and other evidence, negotiations and communications pursuant to this Section 9.6, briefs, and any settlement award shall be held confidential by each Party and shall be treated as compromise and settlement negotiations for the purposes of the federal and state rules of evidence.

9.7    Notices and Addresses. Any notice, request, instruction, waiver, or other communication to be given hereunder by any Party shall be in writing and shall be considered duly delivered if personally delivered, mailed by certified mail with the postage prepaid (return receipt requested), sent by messenger or overnight delivery service, or sent by e-mail to the addresses of the Parties as follows:

If to Buyer or, after the Closing, the Target:

c/o Brigade Energy Services LLC

700 17th Street, Suite 1550

Denver, Colorado 80202

Attention:          Todd Tomlin

    Justin Bliffen

E-mail:               [Personal information redacted]

    [Personal information redacted]

with a copy to (which shall not constitute notice):

Wilmer Cutler Pickering Hale and Dorr, LLP

1225 Seventeenth Street

Denver, Colorado 80202

Attention:          Keith Trammell

E-mail:               keith.trammell@wilmerhale.com

If to Seller or, prior to the Closing, the Target:

Nine Energy Service, Inc.

2001 Kirby Drive, Suite 200

Houston, TX 77019

Attention:          Theodore Moore, Senior Vice President and General Counsel

E-mail:                [Personal information redacted]

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention:          Adam D. Larson, P.C.

    Jhett R. Nelson

E-mail:               adam.larson@kirkland.com

    jhett.nelson@kirkland.com

or at such other address as a Party may designate by written notice to the other Party in the manner provided in this Section 9.7. Notice by mail shall be deemed to have been given and received on the fifth day after posting. Notice by messenger, overnight delivery service, or personal delivery shall be deemed to have been given and received on the date of actual delivery (or if delivered or transmitted after normal business hours, on the next Business Day). Notice by e-mail shall be deemed to have been given and received when the recipient, by an e-mail sent to the e-mail address for the sender stated in this Section 9.7, or by a notice delivered by another method in accordance with this Section 9.7, acknowledges having received that e-mail, with an automatic “read receipt” or similar automatic replay not constituting acknowledgement of an e-mail for purposes of this Section 9.7.

9.8    Conflict Wavier; Attorney-Client Privilege.

(a)    It is acknowledged by each of the Parties that Kirkland & Ellis LLP and Vinson & Elkins LLP (collectively, “Seller Counsel”) represent Seller and the Target in connection with the negotiation of this Agreement and the Transaction Documents. Buyer agrees, and shall cause the Target to agree, that, following consummation of the transactions contemplated by this Agreement, such representation and any prior representation of the Target by Seller Counsel shall not preclude Seller Counsel from serving as counsel to Seller or any director, member, equityholder, owner, partner, officer or employee of Seller, in connection with any litigation, Claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the Transaction Documents or in any other post-Closing matter in which the interests of any such Person or Persons and Buyer or its respective Affiliates (including the Target Group) are adverse.

(b)    Buyer shall not, and shall cause the Target not to, seek or have Seller Counsel disqualified from any such representation based upon the prior representation of the Target by Seller Counsel prior to Closing. Each of the Parties consents thereto and waives any conflict of interest arising from such prior representation, and each of the Parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 9.8 shall not be deemed exclusive of any other rights to which the Seller Counsel is entitled whether pursuant to law, contract or otherwise.

(c)    Buyer and Seller agree that any attorney-client privilege and attorney work-product protection attaching as a result of Seller Counsel’s representation of the Target in connection with the negotiation of this Agreement and the Transaction Documents and in connection with the transactions contemplated hereby and thereby, and all information and documents covered by such privilege or protection shall belong to and be controlled by Seller and may be waived only by Seller, and not by the Target, and shall not pass to or be claimed or used by Buyer or the Target, except as provided in Section 9.8(d).

(d)    In the event that a dispute arises between Buyer or a member of the Target Group, on the one hand, and a Third Person other than Seller or any of its respective Affiliates, on the other hand, any member of the Target Group may assert the attorney-client privilege on behalf of Seller to the extent necessary to prevent disclosure of privileged materials described in Section 9.8(c) to such Third Person; provided, however, that such privilege may be waived only with the prior written consent of Seller (not to be unreasonably withheld, condition or delayed).

9.9    Rules of Construction; Joint Drafting.

(a)    In construing this Agreement, the following principles will be followed, in each case unless expressly provided otherwise in a particular instance: (i) the singular includes the plural and vice versa; (ii) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) reference to any gender includes each other gender; (iv) references to any Exhibit, Schedule, Section, Article, Annex, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, Annexes, subsections and other subdivisions of this Agreement, unless expressly provided otherwise; (v) references in any Section, Article or definition to any clause means such clause of such Section, Article or definition; (vi) “hereunder,” “hereof,” “hereto,” “hereby” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (vii) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (viii) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (ix) references to “days” are to calendar days, unless the term “Business Days” is used; (x) all references to money refer to the lawful currency of the United States; (xi) references to the “other Party” from the perspective of Buyer refers to Seller, and from the perspective of Seller refer to Buyer; (xii) any reference to any federal, state, local or foreign Law shall be deemed also to refer to all rules and Regulations promulgated under such Law; (xiii) all monetary figures shall be in U.S. dollars unless otherwise specified and (xiv) the phrase “made available”, “delivered” or “furnished” to Buyer or words of similar import shall mean that the documents or information referred to have been posted as of two days prior to the Closing Date, to the Data Room, or otherwise delivered by Seller or the members of the Target Group to Buyer and its Representatives.

(b)    The Parties have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

9.10    Offset. Nothing contained herein shall impair or constitute a waiver of any right of offset or setoff for any Party.

9.11    No Partnership; Third-Party Beneficiaries. Nothing in this Agreement shall be deemed to create a joint venture, partnership, Tax partnership, or agency relationship between or among the Parties. This Agreement shall not confer upon any Person other than the Parties any rights (including third-party beneficiary rights or otherwise) or remedies under this Agreement, except that the Persons specified in each of Section 6.7 (Release) and Article VIII (Indemnification) as third-party beneficiaries are each intended third-party beneficiaries of each such applicable provision and of this Section 9.11 (No Partnership; Third-Party Beneficiary).

9.12    Specific Performance.

(a)    The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof by the Parties, and that money damages or other legal remedies would not be an adequate remedy for such damages. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach by Seller, on the one hand, or Buyer, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Seller, on the one hand, or Buyer, on the other hand, shall each be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by any Party and to consummate the transactions contemplated by this Agreement if the applicable Party is required to do so hereunder, in addition to any other remedy at Law or equity to which they are entitled, to the fullest extent permissible under the terms of this Agreement.

(b)    Each Party (i) waives any defenses in any action for an injunction or other appropriate form of specific performance or equitable relief that a remedy at Law would be adequate, (ii) waives any requirement under any Law to post a bond or other security as a prerequisite to obtaining an injunction or other appropriate form of specific performance or equitable relief and (iii) agrees that the only permitted objection that it may raise in response to any action for an injunction or other appropriate form of specific or equitable relief to prevent breaches or threatened breaches of this Agreement is that it contests the existence of a breach or threatened breach of this Agreement.

9.13    Disclosure Schedule. The Disclosure Schedules to this Agreement are arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one section or subsection of such Disclosure Schedules as an exception to any particular covenant, representation or warranty shall be deemed adequately disclosed as an exception with respect to all other covenants, representations or warranties, notwithstanding the presence or absence of an appropriate section or subsection of such Disclosure Schedules with respect to such other covenants, representations or warranties or an appropriate cross-reference thereto, in each case to the extent relevancy of such disclosure to such other covenants, representations or warranties is reasonably apparent on the face of such disclosure that such disclosed information is applicable thereto. Additionally, for each of the Disclosure Schedules, the mere inclusion of an item in such Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in such Disclosure Schedules, that such information is required to be listed in such Disclosure Schedules or that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance, that such item has had, or is expected to result in, a Target Material Adverse Effect, that such item actually constitutes noncompliance with, or a violation of, any Law, Authorization or Contract or other topic to which such disclosure is applicable or that such item is outside the ordinary course of business. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described in this Agreement or included in a Disclosure Schedule is or is not material for purposes of this Agreement. Capitalized terms used in the Disclosure Schedules, unless otherwise defined therein, shall have the meanings assigned to them in this Agreement.

9.14    Non-Recourse. This Agreement may only be enforced against, and any Proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Persons that are expressly named as Parties and then only with respect to the specific obligations set forth in this Agreement with respect to such Party. No Related Person of any Party or any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any Liability (whether in contract or in tort) for any obligations or liabilities of such Party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 9.14 shall limit any liability of the Parties for breaches of the terms and conditions of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

BUYER:

BRIGADE ENERGY SERVICES LLC

By:	/s/ Justin Bliffen
Name:	Justin Bliffen
Title:	Chief Executive Officer

SIGNATURE PAGE

MEMBERSHIP INTEREST PURCHASE AGREEMENT

SELLER:

NINE ENERGY SERVICE, INC.

By:	/s/ Ann G. Fox
Name:	Ann G. Fox
Title:	President and Chief Executive Officer

SIGNATURE PAGE

MEMBERSHIP INTEREST PURCHASE AGREEMENT

Schedule A

Defined Terms

“Accounting Firm” is defined in Section 2.3(d).

“Accounts Payable” means the accounts payable of the Business of the Target Group determined in accordance with GAAP as of 12:01 a.m. CT on the Closing Date, all of which all of which are listed in detail on Schedule 1.1(a).

“Accounts Receivable” means the accounts receivable of the Target Group determined in accordance with GAAP as of 12:01 a.m. CT on the Closing Date, all of which are listed in detail on Schedule 1.1(b); provided however, that the [***] AR and [***] AR shall not constitute “Accounts Receivable” for any purposes of this Agreement.

“Adjustment Notice” is defined in Section 2.3(b).

“Affiliate” means, when used with respect to a specified Person, any other Person directly or indirectly (through one or more intermediaries or otherwise) controlling, controlled by, or under common control with the specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract, or otherwise; and the term “controlled” has the meanings correlative to the foregoing.

“Affiliated Group” shall mean a group of corporations with which the Target or any of its Subsidiaries has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns.

“Aged Accounts Receivable” means the list of accounts receivable of the Business of the Target Group set forth on Schedule 1.1(c).

“Aggregate Consideration Deficit” is defined in Section 2.3(e)(i).

“Aggregate Consideration Surplus” is defined in Section 2.3(e)(ii).

“Agreement” is defined in the Preamble.

“Allocation Dispute Resolution Period” is defined in Section 2.4(b).

“Allocation Schedule” is defined in Section 2.4(b).

“Anti-Money Laundering Legislation” means the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT ACT), the United States Department of the Treasury Office of Foreign Assets Control Regulations and the money laundering laws of all applicable jurisdictions where the Target conducts business.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

SCHEDULE A-1

“Assets” means the assets of the Target Group.

“Authorization” means any franchise, permit, license, authorization, Order, certificate, registration, exemption, classification or other consent or approval that a Governmental Authority has the legal authority to grant or issue and all applications, amendments and modifications thereof.

“Balance Sheet Date” is defined in Section 4.10(a).

“Base Consideration” is defined in Section 2.2(a).

“Basket” is defined in Section 8.2(d).

“[***]” means the [***], and any current or future Proceeding related to the events giving rise to the [***], including any matters related to disputes for payments related to such Proceedings, including those for contractual liability, indemnification, and attorneys’ fees.

“Books and Records” means all books and records pertaining to the Target and the Business, including all books of account, journals and ledgers, files, correspondence, memoranda, maps, plats, customer lists, suppliers lists, personnel records relating to the employees of the Target, catalogs, promotional materials, data processing programs and other computer software, building and machinery diagrams and plans.

“Business” is defined in the Recitals.

“Business Day” means any day, other than Saturday and Sunday, on which federally insured commercial banks in Houston, Texas, are generally open for business and capable of sending and receiving wire transfers.

“Business Employee” is defined in Section 4.9(c).

“Buyer” is defined in the Preamble.

“Buyer 401(k) Plan” is defined in Section 6.3(d).

“Buyer Benefit Plans” is defined in Section 6.3(b).

“Buyer Indemnified Liabilities” is defined in Section 8.3(a).

“Buyer Indemnified Parties” is defined in Section 8.2(a).

“Cash” means, other than Restricted Cash, all cash and cash equivalents on hand or on deposit (including bank account balances, short term investments, checks received and credit card transactions processed prior to 12:01 a.m. CT on the Closing Date (to the extent credited against associated Accounts Receivable)) of the Target Group, determined in accordance with GAAP; provided that if the aggregate amount of Cash is a negative number as of any time of determination, then Cash shall include the amount of all fees, penalties or interest related to such negative amount of Cash.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

SCHEDULE A-2

“CERCLA” is defined in this Schedule A in the definition of “Environmental Law.”

“Change of Control Payments” means any payments due from Seller or its Affiliates, including members of the Target Group, or any officer, director, manager, employee or independent contractor of Seller or its Affiliates, including members of the Target Group, and their Affiliates, respective officers, directors, managers, employees or independent contractors, pursuant to any Contract in place prior to the Closing as a result of the transactions contemplated by this Agreement or the Transaction Documents plus the employer-paid portion of all employment and payroll Taxes related to the payments thereunder.

“Claim” means any (a) demand, claim, actions, suits, charges, or other proceedings; (b) governmental investigations, reviews or audits, or administrative orders; or (c) notices sent or given by a Person to another Person in which the former asserts that it has suffered a Loss or has become party to any matter described in the preceding clauses (a) or (b) that is the responsibility of the latter.

“Claim Notice” is defined in Section 8.4.

“Closing” is defined in Section 7.1.

“Closing Cash Amount” means the aggregate amount of Cash of the Target as of 12:01 a.m. CT on the Closing Date.

“Closing Consideration” is defined in Section 2.2(b).

“Closing Date” is defined in Section 7.1.

“Closing Net Working Capital” means, the Current Assets of the Business of the Target Group (excluding the Closing Cash Amount) minus the Current Liabilities of the Business of the Target Group.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of April 29, 2019, by and between Seller and [***].

“Confidential Information” means any non-public data or information (including trade secrets) of Seller or its Affiliates, including the Target Group, that is valuable to or used in the operation of the Business.

“Continuing Employee” is defined in Section 6.3(a).

“Contract” means any contract, agreement, understanding, evidence of Indebtedness, option, right to acquire, preferential purchase right, preemptive right, warrant, indenture, debenture, note, bond, loan, loan agreement, lease, mortgage, franchise, license, purchase or sales order, bid, commitment, letter of credit, guaranty, surety, promise, undertaking, or any other legally binding arrangement excluding any tariffs and Authorizations.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

SCHEDULE A-3

“[***] AR” means the accounts receivable of the Business of the Target Group determined in accordance with GAAP as of 12:01 a.m. CT on the Closing Date attributable to [***] or any of its Affiliates.

“[***] Basket” is defined in Section 8.2(d).

“[***]” is defined in Section 8.2(d).

“Creditors’ Rights” is defined in Section 3.1(b).

“Current Assets” means the current Assets of the Target Group on a consolidated basis, determined in accordance with GAAP as of 12:01 a.m. CT on the Closing Date, including Accounts Receivable, but excluding (i) current Assets of the Target Group attributable to Taxes, (ii) deferred assets in respect of Taxes and the Aged Accounts Receivable and (iii) any net current Assets relating to payments made by Vanguard Natural Resources, LLC, Linc Energy Ltd. or their respective Affiliates prior to Closing to the Target Group becoming Preference payments, all determined in accordance with the example calculation set forth on Schedule 1.1(d).

“Current Liabilities” means the current Liabilities of the Business of the Target Group, determined in accordance with GAAP as of 12:01 a.m. CT on the Closing Date, including Accounts Payable and the short-term component of the lease obligations under the leases required to be accounted for as capital leases in accordance with GAAP set forth on Schedule 1.1(e), but excluding (i) any of the amounts paid pursuant to Section 2.2(b) of this Agreement, (ii) any Payoff Indebtedness, (iii) any current Liabilities attributable to income Taxes, (iv) any Transaction Expenses, (v) deferred Liabilities in respect of Taxes and (vi) any Liabilities relating to payments made by Vanguard Natural Resources, LLC, Linc Energy Ltd. or their respective Affiliates prior to Closing to the Target Group becoming Preference Payments, all determined in accordance with the example calculation set forth on Schedule 1.1(d).

“[***]” is defined in Section 8.2(d).

“Data Room” is defined in Section 5.8(a).

“Determination Date” is defined in Section 2.3(d).

“[***]” means the existing Proceeding filed in [***], naming [***] as a defendant regarding a certain incident involving employees of [***], including [***], and any current or future Proceedings related to the events giving rise to the incident, including any matters related to disputes for payments related to such Proceedings, including those for contractual liability, indemnification, and attorneys’ fees.

“Disguised Prohibited Acquisition” is defined in Section 6.10(b).

“Disclosure Schedule” means the schedules attached to this Agreement and incorporated herein.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

SCHEDULE A-4

“Environmental Law” means any and all applicable Laws of any Governmental Authority in effect and as amended on the date of this Agreement pertaining to the regulation, pollution or protection of the environment or natural resources or the remediation, Release of, or exposure to, pollutants, contaminants, chemicals, radiation, or industrial, toxic, or hazardous substances or wastes, including the federal Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous & Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990, and state equivalents thereof.

“Environmental Matters Seller Cap” is defined in Section 8.2(f)

“Equity Interest” means (a) the equity ownership rights in a business entity, whether a corporation, company, joint stock company, limited liability company, general or limited partnership, joint venture, bank, association, trust, trust company, land trust, business trust, sole proprietorship, or other business entity or organization, and whether in the form of capital stock, ownership unit, limited liability company interest, limited or general partnership interest, or any other form of ownership, and (b) also includes all Equity Interest Equivalents.

“Equity Interest Equivalents” means all rights, warrants, options, convertible securities or indebtedness, exchangeable securities or other instruments, or other rights, including contract rights or tracking rights such as share appreciation rights or phantom units, that are outstanding and exercisable for or convertible or exchangeable into, directly or indirectly, any Equity Interest described in clause (a) of the definition thereof at the time of issuance or upon the passage of time or occurrence of some future event.

“ERISA” is defined in this Schedule A in the definition of “Seller Benefit Plan.”

“ERISA Affiliate” means any entity which is deemed to be a single employer with any member of the Target Group for purposes of Section 414(b), Section 414(c), Section 414(m), or Section 414(o) of the Code.

“Estimated Closing Statement” is defined in Section 2.3(a).

“Estimated Purchase Price” defined in Section 2.3(a).

“Existing Credit Facility” means that certain Credit Agreement, dated as of October 25, 2018, by and among Seller, Nine Energy Canada, Inc., JPMorgan Chase Bank, N.A. as administrative agent and an issuing lender, and certain other financial institutions party thereto as lenders and issuing lenders.

“Final Purchase Price” is defined in Section 2.3(b).

“Financial Statements” is defined in Section 4.10(a).

“Fundamental Representations” means the following representations and warranties: [***].

MEMBERSHIP INTEREST PURCHASE AGREEMENT

SCHEDULE A-5

“GAAP” means generally accepted accounting principles used in the United States for financial reporting applied consistently with the Target Group’s past practices prior to the Balance Sheet Date.

“General Seller Cap” is defined in Section 8.2(f)

“Governmental Authorities” means (a) the United States or any state or political subdivision thereof, (b) any court or any governmental or administrative department, commission, board, bureau, agency, or arbitration tribunal of the United States or of any state or political subdivision thereof, and (c) any other executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.

“Hazardous Materials” means all substances, materials, radiation, or wastes that pose a hazard to human health, safety, natural resources or the environment or that are listed, defined or regulated under any Environmental Law because of their hazardous or dangerous properties or characteristics, including petroleum products or byproducts, asbestos and polychlorinated biphenyls.

“[***]” is defined in Section 8.2(d).

“Indebtedness” means, without duplication, the sum of all Liabilities with respect to the Target Group, or otherwise secured by a Lien upon the assets of the Business of the Target Group, whether or not contingent, in respect of: (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money (including all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs); (b) any obligations evidenced by any note, bond, debenture or other debt security; (c) any obligations for the reimbursement of letters of credit, bankers’ acceptances, surety bonds, performance bonds or similar credit transactions (whether or not drawn); (d) obligations to pay the deferred and unpaid purchase price of property or services, including the maximum potential amount payable with respect thereto, (e) any obligation with respect to interest rate, commodity and currency cap, collar, hedging or swap Contracts or any similar financial derivative Contract, (f) all obligations as lessee or lessees under leases required to be accounted for as capital leases in accordance with GAAP, other than such leases set forth on Schedule 1.1(e), (g) all or, if applicable, the portion of any obligations of the types described in clauses (a) through (f) above of any Person other than a member of the Target Group (i) the payment of which is guaranteed, directly or indirectly, by a member of the Target Group or (ii) secured by any Lien on any assets of the Business of the Target Group, even though a member of the Target Group has not assumed or otherwise become liable for the payment thereof, (h) any prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any of the foregoing; and (i) any accrued interest, fees and charges in respect of any of the foregoing.

“Indemnified Party” is defined in Section 8.4.

“Indemnifying Party” is defined in Section 8.4.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

SCHEDULE A-6

“Insurance Claim” is defined in Section 6.11.

“Intellectual Property” means all trademarks, trade names, patents, service marks, brand names, industrial designs, copyrights, know-how, trade secrets and other intellectual property of any kind, whether registered and unregistered.

“Intended Tax Treatment” is defined in Section 2.4(a).

“Interests” is defined in the Recitals.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means [***].

“Laws” means all laws, statutes, Regulations, ordinances, rules, codes, common laws, bylaws, variances, policies, judgements, injunctions, decrees, franchises, guidelines, conditions, requirements or Authorization of any Governmental Authority.

“Leased Real Property” is defined in Section 4.15(a).

“Liability” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty, or endorsement of or by any Person of any of any type, kind or nature, whether known or unknown, and whether accrued or fixed, absolute, contingent, matured, or unmatured, determined or determinable, or due or to become due or asserted or unasserted.

“Lien” means any lien, mortgage, security interest, pledge, charge, encumbrance, hypothecation, deposit arrangement, mortgage, deed of trust, encroachment, right of way, easement, servitude, covenant, reservation or other restriction of any kind.

“Lien Termination Documents” is defined in Section 7.2(a)(viii).

“Loss” or “Losses” means any and all Claims, Liabilities, losses, damages, payments, penalties, assessments, disbursements, costs, and expenses, including interest, awards, judgments, settlements, fines, costs of remediation, fees, costs of defense and reasonable attorneys’ fees, costs of accountants, expert witnesses and other professional advisors, and costs of investigation and preparation of any kind or nature whatsoever.

“Material Contract” means each of the Real Property Contracts listed on Schedule 4.15(a), each the Benefit Plans listed on Schedule 4.8(a) and each of the following Contracts to which the Target is a party or by which the Assets are bound or subject to a Lien or pursuant to which the Business of the Target Group is presently conducted, in each case, to the extent such Contract is currently executory:

(a)    The master services agreements or similar service Contracts for the top ten (10) customers (based on net revenues in the trailing 12 months) of the Business of the Target Group involving obligations of, or payments to or from, the Target in the 12-month period immediately preceding the Closing Date;

MEMBERSHIP INTEREST PURCHASE AGREEMENT

SCHEDULE A-7

(b)    Contracts restricting any member of the Target Group from freely engaging in any line of business or competing with any other Person or in any geographic location or soliciting customers, suppliers or any other business of any third party or any Contract that materially limits or purports to materially limit the ability of the Business of the Target Group to own, operate, sell, transfer, pledge or otherwise dispose of any Assets;

(c)    Contracts, Orders, consent orders, settlement agreements or similar instruments that limit in any material respect the ownership or operation of the Assets;

(d)    Contracts evidencing or governing Indebtedness or guaranteeing any Indebtedness of another Person by a member of the Target Group (in which event such guarantees and the guaranteed Indebtedness shall each be deemed Material Contracts);

(e)    Contracts with any Governmental Authority (except that Contracts with local or other governmental subdivision thereof will be Material Contracts for all purposes of this Agreement but are not required to be listed on Schedule 4.4);

(f)    Contracts the primary purpose of which is to indemnify another Person rather than the provision of goods or services;

(g)    joint venture Contracts;

(h)    Contracts (i) with any customer or supplier required to be listed on Schedule 4.17(a), (ii) Contracts involving uniforms or (iii) Contracts involving aggregate consideration in excess of $[***] that cannot be terminated by a member of the Target Group upon thirty (30) days’ or less notice at any time without penalty or payment of consideration, specifying with a double asterisk (i.e., “**”) each master services agreement or similar Contract with any customer required to be listed on Schedule 4.17(a) that will not, without further action of the parties thereto and by virtue of this Agreement and the transactions contemplated hereby, continue in full force and effect without breach or violation of its terms after the Closing;

(i)    Contracts for the acquisition or disposition of Assets after the Closing Date that provide for expected proceeds to, or expenditures by, the Target Group in excess of $[***];

(j)    Contracts that require the payment of royalties, commissions, finder’s fees, or similar payments relating to the Business of the Target Group;

(k)    Contracts that contain “most favored nation” pricing or similar pricing terms or provisions or material volume rebates or material discounts (other than standard rebates or discounts provided in the ordinary course of business);

(l)    Contracts providing for the marketing, sale, advertising or promotion of the products or services of the Business of the Target Group relating to the Business of the Target Group involving annual expenditures of $[***] or more;

(m)    Settlement agreements in respect of Preference Payments with respect to the Business for which by any member of the Target Group could become liable; and

MEMBERSHIP INTEREST PURCHASE AGREEMENT

SCHEDULE A-8

(n)    other Contracts involving obligations of, or payments to or from, the Target in the 12-month period immediately preceding the Closing Date in excess of $[***] or the loss or termination of which would constitute a Target Material Adverse Effect.

“[***]” is defined in Section 8.2(d).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Nine Energy Marks” means the terms “Nine”, “Nine Energy”, “Nine Energy Service”, “Magnum”, “Magnum Oil Tools”, “Scorpion”, “Flowgun”, “Breakthru” and any other trademarks, service marks, trade names, logos, trade dress, slogans and other indicia of source owned or held for use by Seller or their respective Affiliates and any word, expression or identifier of source confusingly similar thereto or constituting an abbreviation, derivation or extension thereof.

“Order” means all writs, judgments, injunctions, decrees, orders, rulings, decisions, verdicts, subpoenas, mandates, precepts, commands, directives, consents, approvals, awards, judgments or other similar determination or finding by, before, or under the supervision of any Governmental Authority, arbitrator or mediator and other official acts by, before or under the supervision of any Governmental Authority, arbitrator or mediator.

“Organizational Documents” means with respect to any particular entity: (a) if a corporation, its articles or certificate of incorporation and its bylaws; (b) if a limited partnership, its limited partnership agreement and its articles or certificate of limited partnership; (c) if a limited liability company, its articles of organization or certificate of formation and its limited liability company agreement or operating agreement; (d) if any type of entity not described in the preceding clauses (a) - (c), the analogous organizational documents or such entity to those described in clauses (a) - (c); (e) all related equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements or registration rights agreements; and (f) any amendment or supplement to any of the foregoing.

“Owned Real Property” is defined in Section 4.15(a).

“Parent” means Nine Energy, Inc.

“Party” and “Parties” are defined in the Preamble.

“Payoff Indebtedness” means Indebtedness as of immediately prior to the Closing.

“Permitted Encumbrances” means (a) Liens for current Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar inchoate Liens arising under operation of Law and (i) incurred in the ordinary course of business securing payments for amounts which are not delinquent, (ii) that are not material to the Business of the Target Group and (iii) that do not result from a breach, default or violation of any Contract or Law; (c) easements and other minor non-monetary Liens affecting title to any Real Property which do not and would not reasonably be expected to, individually or

MEMBERSHIP INTEREST PURCHASE AGREEMENT

SCHEDULE A-9

in the aggregate, materially impair the value, current use, occupancy or operation of such Real Property; (d) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws; (e) deposits to secure the performance of bids, Contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, all of which constitute Restricted Cash for purposes of this Agreement; (f) minor encumbrances on title and Liens, the existence of which do not and would not reasonably be expected to, individually or in the aggregate, materially impair the value, current use, occupancy or operation of such Real Property; (g) Liens affecting the Assets or properties of the Target that are fully released prior to Closing and (h) Liens set forth on Schedule 1.1(f).

“Permitted Equity Encumbrances” means:

(a)    Liens in favor of the holders of the Interests pursuant to the terms of the Organizational Documents of the Target (which will be terminated, waived or complied with, or transferred to Buyer, in full when such Interests are conveyed to the applicable Buyer at Closing);

(b)    restrictions on sales of securities under generally applicable securities Laws;

(c)    Liens created by either of Buyer or its respective successors or assigns; and

(d)    Liens being fully waived or satisfied at Closing (including Liens of record which are subject to release or termination in connection with the Lien Termination Documents);

(e)    Liens securing the financing of the acquisition of the Target or any other transactions contemplated by this Agreement by Buyer.

“Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, trust, joint venture, joint stock company, unincorporated organization, Governmental Authority, or other entity or association.

“Post-Closing Statement” is defined in Section 2.3(b).

“Preference Payment” means any amounts received by the Target Group prior to the Closing that a member of the Target Group is ordered after the Closing to return or reimburse to another Person in accordance with an order of a bankruptcy court or other governmental authority having competent jurisdiction on the grounds that such payment constituted a preferential transfer that is voidable under applicable bankruptcy Law or any insolvency or similar Law of any jurisdiction.

“Pre-Closing Tax Period” means any Tax period ending before the Closing Date and the portion of any Straddle Period ending immediately prior to the Closing Date.

“Proceeding” means any Claim at Law or in equity, before or by any Governmental Authority or any arbitration proceeding.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

SCHEDULE A-10

“Purchase Price” is defined in Section 2.2(a).

“Qualifying Seller Indemnified Liability” is defined in Section 4.15(a).

“Real Property” is defined in Section 4.15(a).

“Real Property Contract” is defined in Section 4.15(a).

“Records” is defined in Section 6.5.

“Regulation” means any rule or regulation of any Governmental Authority having the effect of Law or of any rule or regulation of any self-regulatory organization.

“Related Person” means, with respect to a particular Person, such Person and any of its former, current and future Affiliates and beneficiaries, each of their respective former, current and future direct or indirect directors, officers, principals, general or limited partners, financing sources, employees, stockholders, other equityholders, owners, members, managers, agents, successors, assignees, Affiliates, controlling Persons or agents.

“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, release or threatened release of any substance from any source to or upon the indoor or outdoor environment, including without limitation, the definition of “release” under CERCLA.

“Released Claims and Liabilities” is defined in Section 6.7(b).

“Representatives” with respect to any Person means such Person’s Affiliates and its and their respective managers, members, partners, directors, officers, employees, agents or advisors (including attorneys, accountants, consultants, bankers, financial advisors and any representatives of those advisors).

“Restricted Area” is defined in Section 6.10(b).

“Restricted Business” means oil field services utilizing workover rigs, including well completion utilizing workover rigs, well repair and maintenance utilizing workover rigs, well enhancement (including lateral drilling and re-entry) utilizing workover rigs, well plugging and abandonment utilizing workover rigs, and, to the extent directly ancillary thereto as part of such services or directly in support of workover rig operations, swabbing, fluid hauling, storage and disposal, dust control, hot oiling, vacuum services, pumping, transportation and trucking services and surface rentals.

“Restricted Cash” means any cash or cash equivalents of the Target Group, wherever and however held, where usage is restricted by Law or Contract. For the avoidance of doubt, Restricted Cash shall include any security deposits held by landlords of the Leased Real Property and any similar security deposits.

“[***]” means the incident occurring on [***], on or around [***], involving [***], and any and all Proceedings which were brought or could have been brought against Seller, Target or

MEMBERSHIP INTEREST PURCHASE AGREEMENT

SCHEDULE A-11

its Affiliates as a result thereof or related to the events giving rise to the incident, including any matters related to disputes for payments related to such Proceedings, including but not limited to those for contractual liability, indemnification, and attorneys’ fees.

“Schedules” means the schedules referenced in this Agreement and attached hereto. The schedules in Article III and Article IV and the corresponding definitions set forth in Schedule A, are the Disclosure Schedules hereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” is defined in the Preamble.

“Seller Benefit Plans” means (a) all “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and (b) all other material compensation or employee benefit plans, programs, policies, agreements or arrangements, whether or not subject to ERISA, including cash or equity or equity-based, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, or termination, in the case of both clauses (a) and (b), that are sponsored, maintained, contributed to or required to be contributed to by Seller or one of its Subsidiaries in which Business Employees participate.

“Seller Cap” is defined in Section 8.2(f)

“Seller Counsel” is defined in Section 9.8(a).

“Seller Indemnified Liabilities” is defined in Section 8.2(a).

“Seller Indemnified Parties” is defined in Section 8.3(a).

“Seller Related Party” means Seller and its respective Affiliates (other than any members of the Target Group) and each of their respective officers, directors, managers, employees, equityholders, owners, partners, agents, successors and assigns.

“Seller Released Parties” is defined in Section 6.7(b).

“Specified Insurance Policies” is defined in Section 6.11.

“Specified Representations” is defined in this Schedule A in the definition of “Knowledge”.

“Standalone Indemnities” is defined in Section 8.2(a).

“Straddle Period” means any Tax period beginning before and ending on or after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) such Person or any other subsidiary of such

MEMBERSHIP INTEREST PURCHASE AGREEMENT

SCHEDULE A-12

Person is a general partner, managing member, or sole or controlling member or (b) at least a majority of the Equity Interests having by their terms ordinary voting power to elect a majority of the board of directors, managers or others performing similar functions with respect to such corporation, partnership, limited partnership, limited liability company, or other organization is, directly or indirectly, owned or controlled by such Person or by any one or more of its subsidiaries, or by such Person and any one or more of its subsidiaries.

“Target” is defined in the Recitals.

“Target Assignment Agreement” means an assignment instrument, in the form of Exhibit A, evidencing Seller’s assignment and transfer to Buyer of the Interests.

“Target Group” means, collectively, Target and each of its direct or indirect Subsidiaries.

“Target Group Benefit Plan” means a Seller Benefit Plan that is sponsored by a member of the Target Group.

“Target Material Adverse Effect” means, any result, change, effect, event, circumstance, development, condition, fact or occurrence that has had or is reasonably likely to have, in each case, individually or in the aggregate, a material adverse effect on the Assets, Business, financial condition or results of operations of the Target Group or the ability of Seller to perform its obligations under this Agreement and the Transaction Documents or to consummate the transactions contemplated hereby or thereby; provided, however, that in no event will any result, change, effect, event, circumstance, development, condition, fact or occurrence that arises out of or results from any of the following be deemed to constitute, or be taken into account in determining whether there has been, a Target Material Adverse Effect: (a) changes or conditions generally affecting the industries or markets in which the Target operates (including changes in commodity prices, general market prices and regulatory changes affecting such industries); (b) changes in general economic, capital markets, regulatory or political conditions in the United States or elsewhere (including interest rate fluctuations); (c) changes in Law (exclusive, however, of any enforcement actions or Claims related to non-compliance or violations of Law), GAAP or regulatory accounting requirements or interpretations thereof; (d) fluctuations in currency exchange rates; (e) acts of war, insurrection, sabotage or terrorism, the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any natural disasters; (f) any act or omission to act by Seller, the Target or their respective Affiliates expressly required by this Agreement or any Transaction Document, or taken (or omitted to be taken) at the written request of Buyer; (g) any failure of the Target to meet any budget, projections, forecasts or predictions of financial performance or estimates of revenue, earnings, cash flow or cash position, for any period (provided, that this clause (g) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Target Material Adverse Effect); or (h) the matters described on Schedule 1.1(h), except, in the case of the foregoing clauses (a), (b), (c), (d) or (e), to the extent such result, change, effect, event, circumstance, development, condition, fact or occurrence has a disproportionate and adverse effect on the Assets, Business, financial condition or results of operations of the Target Group or the ability of Seller to perform its obligations under this Agreement and the Transaction Documents or to consummate the transactions contemplated hereby or thereby, individually or in the aggregate

MEMBERSHIP INTEREST PURCHASE AGREEMENT

SCHEDULE A-13

with other result, change, effect, event, circumstance, development, condition, fact or occurrence relative to other Persons in the businesses in the industries in which Seller operates the Business of the Target Group. Any determination as to whether any change, effect, event, circumstance, development, condition or occurrence has a Target Material Adverse Effect shall be made only after taking into account all benefits and costs with respect to such change, effect, event, circumstance, development, condition or occurrence, including effective Third Person insurance coverages, indemnification and reimbursement rights of Seller or its Affiliates that are made available to Buyer after the Closing by Seller or such of its Affiliates.

“Target Net Working Capital” means $[***].

“Target Released Claims and Liabilities” is defined in Section 6.7(a).

“Target Released Parties” is defined in Section 6.7(a).

“Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other similar assessments in the nature of a tax, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, margin, profits, net proceeds, alternative or add-on minimum, inventory, abandoned or unclaimed property, goods and services, capital stock, license, registration, leasing, user, withholding, payroll, employment, social security, unemployment, disability, excise, severance, stamp, occupation, property, fuel, excess profits, premium, windfall profit, deficiency and estimated taxes, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with respect thereto or in lieu thereof.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Taxing Authority” with respect to any Tax means the Governmental Authority that imposes such Tax, and the agency or other Person (if any) charged with the collection of such Tax for such Governmental Authority.

“Third Person” means any Person other than a Party or its Affiliates.

“Third Person Claim” is defined in Section 8.4.

“Transaction Documents” means the Target Assignment Agreement, the TSA and other any Contract, document or certificate among the Parties or delivered by the Parties, as the case may be, pursuant to this Agreement or any other Transaction Document or that is expressly agreed by the Parties to constitute a Transaction Document for purposes of this Agreement.

“Transaction Expenses” means any legal, accounting, tax, investment banking, financial advisory or other third-party advisory or consulting fees and expenses incurred by any member of the Target Group prior to the Closing Date in connection with the transactions contemplated by this Agreement and the Transaction Documents.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

SCHEDULE A-14

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, value-added, recording, registration, conveyance, stock transfer, gross receipts, duty, securities transactions, intangible property, personal property or other similar fees or Taxes or governmental charges and related amounts incurred as a result of the transactions contemplated in this Agreement.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.

“TSA” means the Transition Services Agreement dated as of the date hereof Between Seller and Buyer, pursuant to which Seller and its Affiliates will provide certain services to Buyer and its Affiliates (including the members of the Target Group after Closing) relating to the Business of the Target Group.

“United States” means the United States of America.

“Unresolved Objections” is defined in Section 2.3(d).

“WARN Act” is defined in Section 6.3(f).

“[***] AR” means the accounts receivable of the Business of the Target Group determined in accordance with GAAP as of 12:01 a.m. CT on the Closing Date attributable to [***] or any of its Affiliates.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

SCHEDULE A-15